Dear Shareholder:

Your Board of Directors and management of Zarlink Semiconductor Inc. cordially invite you to attend the Company’s 2011 Annual General Meeting of Shareholders. The meeting will take place at the head offices of the Company, 400 March Road, Ottawa, Ontario, Canada, at 9:30 a.m. on Wednesday, July 27, 2011. Related to this, you will find enclosed the Company’s annual report, notice of meeting, management proxy circular and YELLOW form of proxy for the meeting.

It is important that all shareholders be represented at the meeting. Please take a moment to complete, date and sign the enclosed YELLOW form of proxy, and return it as instructed, or follow the instructions included with the form of proxy to vote by telephone, facsimile transmission or over the Internet.

Please refer to my Chairman’s letter and the President’s letter in the annual report for our detailed comments on the state of the Company’s business.

We look forward to seeing you at the meeting.

Yours truly,

Dr. Adam Chowaniec

Chairperson of the Board of Directors

Your vote is extremely important. Submit your YELLOW proxy today.

Notice of Annual Meeting of Shareholders

Notice is hereby given that the Annual Meeting of Shareholders of Zarlink Semiconductor Inc. (the “Company”) will be held at the head offices of the Company, 400 March Road, Ottawa, Ontario, Canada, on Wednesday, July 27, 2011, at 9:30 a.m. (the “Meeting”), for the following purposes:

1.
to receive the consolidated financial statements of Zarlink Semiconductor Inc. prepared in accordance with United States generally accepted accounting principles for the fiscal year ended March 25, 2011 and the Auditors’ Reports thereon;

2.	to elect directors;

3.	to appoint auditors; and

4.	to transact such further or other business as may properly come before the meeting or any adjournment or adjournments thereof.

A management proxy circular (the “Circular”) providing additional information relating to the matters to be dealt with at the Meeting and a YELLOW form of proxy (the “Form of Proxy”) prepared in respect of the Meeting accompany this notice.

In order to be represented by proxy at the Meeting, registered shareholders of the Company must complete, date and sign the Form of Proxy, or other appropriate form of proxy and, in either case, (i) deliver the completed proxy to the Company’s transfer agent, Computershare Investor Services Inc., 100 University Avenue, 9th Floor, Toronto, Ontario, Canada M5J 2Y1 in the addressed prepaid envelope enclosed; or (ii) submit the completed proxy to Computershare Investor Services Inc., facsimile number (416) 263-9524 or 1-866-249-7775, by no later than 9:30 a.m. on Monday, July 25, 2011 or, if such meeting is adjourned, at the latest 48 hours prior to the adjourned meeting, excluding Saturdays, Sundays and statutory holidays. Registered shareholders of the Company may also vote by telephone or over the Internet. Instructions on how to vote by telephone or over the Internet are provided in the Circular and Form of Proxy. Non-registered shareholders of the Company should follow the instructions on how to complete their voting instruction form or form of proxy or contact their broker, trustee, financial institution or other nominee for instructions. If you are a non-registered shareholder of the Company, you can only vote your shares in person at the Meeting if you appoint yourself proxy holder by printing your name in the space provided on the Voting Instruction Form or Form of Proxy provided to you and submitting it prior to the proxy deposit deadline.

Ottawa, Ontario, June 3, 2011.

BY ORDER OF THE BOARD OF DIRECTORS

Renato Pontello
Corporate Secretary

MANAGEMENT PROXY CIRCULAR

MANAGEMENT PROXY CIRCULAR

This Management Proxy Circular (the “Circular”) is furnished in connection with the solicitation of proxies by the Board of Directors and management of Zarlink Semiconductor Inc. (the “Company”), on behalf of the Company, for use at the Annual General Meeting (the “Meeting”) of the holders of the common shares of the Company (the “Common Shares”) to be held on Wednesday, July 27, 2011 at the head offices of the Company, 400 March Road, Ottawa, Ontario, Canada, at 9:30 a.m., and any adjournment thereof, for the purposes set out in the accompanying Notice of Annual General Meeting of Shareholders (the “Notice of Meeting”).

Unless otherwise specifically indicated, the information contained in the Circular is given as of June 3, 2011, the record date (the “Record Date”) for determining those shareholders of the Company entitled to receive notice and to vote at the Meeting.

Minutes of the 2010 Annual Meeting of Shareholders are available for viewing on the Company’s website at http://www.zarlink.com/zarlink/hs/5078.htm

All dollar amounts in this Circular are in United States dollars unless otherwise stated.

SOLICITATION OF PROXIES

The enclosed proxy is being solicited by the management of the Company. The solicitation is being made primarily by mail, but proxies may also be solicited by employees or agents of the Company, personally, in writing, by e-mail or by telephone. The entire cost of the solicitation will be borne by the Company.

VOTING SHARES AND PRINCIPAL HOLDERS THEREOF

Only the holders of Common Shares of record (the “Shareholders”) at the close of business on the Record Date will be entitled to receive notice of the Meeting and to vote at the Meeting. Each Shareholder is entitled to one vote for each Common Share registered in the name of such Shareholder. As at June 3, 2011, there were 121,660,551 Common Shares outstanding.

The Company shall prepare, no later than 10 days after the Record Date, an alphabetical list of registered Shareholders entitled to vote at the Meeting that indicates the number of Common Shares held by each Shareholder. The list of registered Shareholders entitled to vote at the meeting is available for inspection during usual business hours at the office of the Company’s transfer agent and registrar, Computershare Investor Services Inc. (the “Transfer Agent”), located at 100 University Avenue, 9th Floor, Toronto, Ontario, Canada, M5J 2Y1.

To the knowledge of the directors and senior officers of the Company, as of the Record Date, no person or corporation owned, directly or indirectly, or exercised control or direction over more than 10% of the outstanding Common Shares. However, the following entities have reported to the U.S. Securities and Exchange Commission (“SEC”) ownership of more than 5% of the outstanding Common Shares:

Beneficial Owner	Common Shares	Per Cent
Stonehill Capital Management, LLC	7,734,759 (1)	6.37%
T. Rowe Price Associates, Inc.	6,075,920 (2)	5.00%

(1)        Based on information contained in a Schedule 13G filed with the SEC on December 31, 2010, Stonehill Institutional Partners, L.P., Stonehill Capital Management LLC, Stonehill General Partner, LLC, Stonehill Advisers LLC and related parties (collectively, “Stonehill Group”) have shared power to vote or direct the vote of and shared power to dispose or direct the disposition of up to 7,734,759 Common Shares.

(2)         Based on information contained in a Schedule 13G filed with the SEC on December 31, 2010 by T. Rowe Price Associates, Inc. (“Price Associates”), an investment advisor registered under Section 203 of the Investment Advisers Act of 1940. Price Associates has sole power to vote or direct the vote of 1,075,920 Common Shares and the sole power to dispose or direct the disposition of 6,075,920 Common Shares.

VOTING INFORMATION

Voting by Proxy

Voting by proxy means that you are giving the person or people named on your form of proxy (proxyholder) the authority to vote your Common Shares for you at the Meeting or any adjournment thereof. A YELLOW form of proxy (the “Form of Proxy”) is included in this package.

You can choose from four different ways to vote your shares by proxy:

1. by mail or delivery;
2. by facsimile transmission;
3. by telephone; or
4. on the Internet.

A Shareholder has the right to appoint a person, other than the persons designated in the Form of Proxy, who need not be a Shareholder, to attend and act on behalf of the Shareholder at the Meeting. Unless you appoint someone else to be your proxyholder in accordance with the instructions provided herein, the directors or officers who are named on the Form of Proxy will vote your shares for you. If you appoint someone else, he or she must be present at the Meeting to vote your shares.

If you are voting your shares by proxy, the Transfer Agent must receive your completed form of proxy by no later than 9:30 a.m. on July 25, 2011 or, if the Meeting is adjourned, at the latest 48 hours prior to the adjourned Meeting.

Registered and Non-Registered (or Beneficial) Shareholders

You are a registered shareholder if your name appears on your share certificate. You will receive the Form of Proxy if you are a registered shareholder.

You are a non-registered (or beneficial) shareholder if your bank, trust company, securities broker or other financial institution holds your shares for you (your nominee). If you are a non-registered (or beneficial) shareholder, you will receive a voting instruction form or form of proxy from the Company, the institution that holds your shares or their respective agents.

How to vote — registered shareholders

A.	By proxy

1.	By mail or delivery

▪	To vote by mail or delivery, your paper proxy must be completed, signed, dated and returned in accordance with the instructions on the Form of Proxy.

2.	By facsimile transmission

▪	To vote by facsimile, your paper proxy must be completed, signed, dated and sent by facsimile in accordance with the instructions on the Form of Proxy.

3.	By telephone

▪
To vote by telephone, call the toll-free number shown on the Form of Proxy. Using a touch-tone telephone to select your voting preferences, follow the instructions of the “vote voice” and refer to the directions on the Form of Proxy.

▪
Note that voting by telephone is not available if you wish to appoint a person as a proxy holder other than the persons named on the Form of Proxy. In such a case, your proxy should be voted by mail, delivery, facsimile transmission or the Internet.

4.	On the Internet

▪	To vote your proxy on the Internet, visit the website address as shown on the Form of Proxy. Follow the on-line voting instructions given on the Form of Proxy.

5.	By appointing another person to go to the Meeting and vote your shares for you

▪	This person does not have to be a Shareholder.

▪
Strike the names that are indicated as proxy holders on the Form of Proxy and write the name of the person you are appointing as proxy holder in the space provided. Complete your voting instructions, date and sign the Form of Proxy, and return it to the Transfer Agent as instructed.

▪	Make sure that the person you appoint is aware that he or she has been appointed and attends the Meeting.

▪	At the Meeting, the person appointed should see the scrutineers from the Transfer Agent at the registration table.

B.	In person at the Meeting

You should see a representative of the Transfer Agent before entering the Meeting to register your attendance at the Meeting.

Voting in person at the Meeting will automatically cancel any proxy you completed and submitted earlier.

How to vote — non-registered (or beneficial) shareholders

▪
These securityholder materials are being sent to both registered and non-registered owners of the Common Shares, either directly by the Company or indirectly through your nominee or your nominee’s agent.

▪
If you are a non-registered owner of Common Shares and the Company or its agent has sent these materials directly to you, your name and address and information about your holdings of Common Shares have been obtained in accordance with applicable securities regulatory requirements from the intermediary holding Common Shares on your behalf. In such case, the Company (and not the intermediary holding Common Shares on your behalf) assumes responsibility for (i) delivering these materials to you, and (ii) executing your proper voting instructions. Please return your voting instructions as specified in the Form of Proxy.

▪
If you have received these materials indirectly through your nominee or your nominee’s agent, you will receive the nominee’s form of proxy, which is substantially similar to the Form of Proxy, the sole purpose of which is to instruct the registered holder of the Common Shares (i.e. the nominee) how to vote on your behalf (the “Voting Instruction Form”).

A.	By proxy

▪	Please contact your nominee or the Company if you did not receive a Voting Instruction Form or the Form of Proxy in this package.

▪
In most cases, you will receive a Voting Instruction Form that allows you to provide your voting instructions by telephone, facsimile on the Internet or by mail or delivery. If you want to provide your voting instructions on the Internet, go to the website noted on your Voting Instruction Form or Form of Proxy and follow the instructions on the screen.

▪
Some Voting Instruction Forms may be required to be completed and returned, as directed in the instructions provided; or have been pre-authorized by your nominee indicating the number of shares to be voted, which is to be completed, dated, signed and returned to the Transfer Agent by mail.

B.	In person at the Meeting

▪
The Transfer Agent does not have access to the names or holdings of our non-registered shareholders. That means you can only vote your shares in person at the Meeting if you appoint yourself proxy holder by printing your name in the space provided on the Voting Instruction Form or Form of Proxy provided to you and submitting it prior to the proxy deposit deadline.

▪	Your vote will be taken and counted at the Meeting.

▪	Prior to the Meeting, you should see the scrutineers from the Transfer Agent at the registration table.

Completing the Form of Proxy

On any ballot that may be called for at the Meeting, the Common Shares represented by the enclosed Form of Proxy will be voted or withheld from voting in accordance with the instructions of the Shareholder indicated thereon and, where a choice is specified, the Common Shares will be voted accordingly.

You can choose to vote “For”, “Against” or “Withhold”, depending on the items listed on the Form of Proxy.

When you sign the Form of Proxy, you authorize Gary Tanner or Renato Pontello, who are officers of the Company, or the individual that you have named on the Form of Proxy in accordance with the instructions provided herein, to vote or withhold from voting your shares for you at the Meeting according to your instructions on any ballot that may be called for. If you specify a choice on the Form of Proxy with respect to any matter to be acted upon at the Meeting, your shares will be voted accordingly. If you return the Form of Proxy and do not tell us how you want to vote your Common Shares, your vote will be counted: (i) FOR the election of the nominees for director listed under “Election of Directors”; and (ii) FOR the appointment of the auditors named under “Appointment of Auditors”.

Your proxy holder will also vote your shares as he sees fit on any amendment or variation to matters identified in the Notice of Meeting or any other matter that may properly come before the Meeting. As of the date of this Circular, management is unaware of any such amendment, variation or other matter proposed or likely to come before the Meeting.

If you have appointed a person other than Mr. Tanner or Mr. Pontello to vote your shares and you do not specify how you want your shares voted, your proxy holder will vote your shares as he or she sees fit on each item and on any other matter that may properly come before the Meeting.

If you are an individual Shareholder, you or your authorized attorney must sign the Form of Proxy. If you are a corporation or other legal entity, an authorized officer or attorney must sign the Form of Proxy.

Changing your vote

You can revoke a vote you made by proxy by:

▪	voting again by telephone, facsimile or on the Internet by no later than 9:30 a.m. on July 25, 2011 or, if the Meeting is adjourned, at the latest 48 hours prior to the adjourned Meeting;

▪
completing a form of proxy that is dated later than the form of proxy you are changing and mailing it or faxing it to the Transfer Agent or sending a notice to our Secretary, Mr. Renato Pontello at 400 March Road, Ottawa, Ontario K2K 3H4 so that it is received by no later than 9:30 a.m. on July 25, 2011 or, if the Meeting is adjourned, at the latest 48 hours prior to the adjourned Meeting;

▪	giving a notice in writing to the Chairman of the Meeting, at the Meeting or any adjournment thereof. The notice can be from you or your authorized attorney.

CONSOLIDATED FINANCIAL STATEMENTS AND AUDITORS’ REPORTS

The consolidated financial statements of the Company and the auditors’ reports thereon for the fiscal year ended March 25, 2011 (“Fiscal 2011”) form a part of the Company’s 2011 annual report on Form 20-F (the “2011 Annual Report”). The 2011 Annual Report will be submitted to the Shareholders at the Meeting but no vote with respect thereto is required or proposed to be taken. The 2011 Annual Report is available on SEDAR at www.sedar.com and on EDGAR at www.sec.gov.

The financial statements included in the 2011 Annual Report for Fiscal 2011 are stated in United States dollars and have been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”).

ELECTION OF DIRECTORS

The Articles of the Company provide for the Board of Directors to consist of a minimum of five and a maximum of fifteen directors. The number of directors presently in office is seven. The Board of Directors has set the number of directors to be elected at the Meeting to seven. Each director elected at the Meeting will hold office until the close of the next annual general meeting or until his successor is duly elected, unless he resigns or the office is earlier vacated in accordance with the by-laws of the Company and applicable law.

Except where authority to vote in respect of the election of directors is withheld by the Shareholder, the appointees named in the accompanying Form of Proxy will vote the Common Shares represented by such proxy FOR the election of the seven nominees for director listed below.

The Board of Directors recommend that Shareholders vote FOR the election of the seven nominees listed below. For each proposed nominee, the information below indicates his jurisdiction of residence; any positions and offices held by him with the Company; his principal occupation or employment for at least the past five years and the name and principal business of any company in which any such employment is carried on; the year from which he has continually served as a director of the Company; and the number of voting securities of the Company which he beneficially owns, or controls or directs, directly or indirectly, as at June 3, 2011. The information as to voting securities beneficially owned, or controlled or directed, directly or indirectly, by each proposed nominee has been furnished by the respective nominee individually.

Dr. Adam Chowaniec
Ottawa, Ontario, Canada

Director since:  2007-02-19

Total voting securities: approximately 201,410 consisting of:

    136,000 Common Shares

45,000 Common Shares underlying options(1)

approximately 20,410 Common Shares underlying Convertible Debentures(2)

Dr. Chowaniec has been Chairperson of the Company’s Board of Directors since May 27, 2009. He has served as the Chairman and Chief Executive Officer of Amiga2 Corporation, a consulting and investment company, since 2002. Dr. Chowaniec was the founding Chief Executive Officer of Tundra Semiconductor Corporation on December 15, 1995 and served in that position until February 2002. Dr. Chowaniec was also Chairman of the Board of Directors of Tundra Semiconductor Corporation until June 2009, former Chair of the Ontario Research and Innovation Council, and serves on numerous other boards of directors in Canada and the United States, including OSI Geospatial Inc., a reporting issuer, BelAir Networks, and Microbridge Corporations. Dr. Chowaniec is a member of the board of the Export Development Corporation of Canada and has held advisory positions with the Ottawa Economic Development Corporation, the National Research Council’s Industrial Research Assistance Program, the Ottawa Health Research Institute and the Natural Science and Engineering Council of Canada. He is also the vice-chair of the Museum of Nature’s national fundraising campaign. He holds a Master's degree in Electrical Engineering from Queen's University (Canada), as well as both a Bachelor of Engineering and a Ph.D. from the University of Sheffield (England).

Oleg Khaykin Manhattan Beach, California, U.S.A. Director since: 2007-11-12 Total voting securities: 65,000 consisting of: 25,000 Common Shares 40,000 Common Shares underlying options(1)
Mr. Oleg Khaykin has been President and Chief Executive Officer and a member of the Board of Directors of International Rectifier Corporation, a manufacturer of power semiconductors and a public reporting company in the United States, since March 2008 and a member of the Board of Directors of Newport Corporation, a legal global supplier of advanced technology and products for lasers and optics, since September 2010. Mr. Khaykin acted as Executive Vice President and Chief Operating Officer of Amkor Technology, a leading provider of advanced semiconductor assembling and test services, from May 2003 to March 2008. From May 1999 to May 2003, Mr. Khaykin was the Vice President of Strategy and Business Development for Conexant Systems Inc./Mindspeed, a company that designs, develops and sells semiconductors for networking applications. Mr. Khaykin was also with the Boston Consulting Group, a strategic consulting firm, from July 1991 to June 1999. Mr. Khaykin began his career as a senior development engineer and product manager with Motorola.

Hubert T. Lacroix Montreal, Quebec, Canada Director since: 1992-07-21 Total voting securities: 155,000 consisting of: 100,000 Common Shares 55,000 Common Shares underlying options(1)
Mr. Hubert T. Lacroix has been President and Chief Executive Officer of the Canadian Broadcasting Corporation / Radio-Canada since January 1, 2008. Mr. Lacroix acted as Senior Advisor to Stikeman Elliott LLP (law firm) and as an adjunct professor at the Faculty of Law of Université de Montréal from May 5, 2003 until December 31, 2007 and as a consultant to Telemedia Ventures Inc., a private investment company from May 5, 2003 until December 31, 2005. Mr. Lacroix was Executive Chairman of Telemedia Corporation from February 2000 to May 2003. From 1984 until his appointment as Executive Chairman of Telemedia Corporation, Mr. Lacroix was a partner with McCarthy Tétrault LLP (law firm). He is Chairman of the Board and a member of the Audit Committee of Fibrek Inc. In addition, he is a trustee of the Lucie and André Chagnon Foundation and a director of their private holding company. Mr. Lacroix is also a Director of the Montreal General Hospital Foundation and a Trustee of the Martlet Foundation of McGill University. Mr. Lacroix received his Bachelor of Law degree from McGill University, was admitted to the Quebec Bar in 1977 and holds a Master of Business Administration degree from McGill University.

J. Spencer lanthier
Toronto, Ontario, Canada

Director since:  2003-05-20

Total voting securities: approximately 130,410 consisting of:

    45,000 Common Shares

    65,000 Common Shares underlying options(1)

approximately 20,410  Common Shares underlying Convertible Debentures(2)

Mr. J. Spencer Lanthier has been a Corporate Director since his retirement in 1999 from KPMG Canada, where he had a long and distinguished career culminating in the position of Chairman and Chief Executive from 1993 until his retirement. A recipient of the Order of Canada, Mr. Lanthier is currently a member of the Board and Chair of the Audit Committee of the TMX Group, Inc. which is a reporting issuer. Mr. Lanthier received an honorary Doctor of Laws degree from the University of Toronto in 2002.

Jules M. Meunier Vancouver, British Columbia, Canada Director since: 2002-07-31 Total voting securities: 150,000 consisting of: 85,000 Common Shares 65,000 Common Shares underlying options(1)
Mr. Jules M. Meunier has been General Manager, Alcatel-Lucent – 3G (3rd Generation) Wireless Division since February 2010. From November 2002 to February 2010, he was a management consultant. He was President and Chief Executive Officer of Proquent Systems Inc. from January to November 2002. Prior to January 2002, over a 20-year career with Nortel Networks Corporation, he helped shape the company’s direction as Chief Technical Officer, and held senior positions in its wired, wireless, and optical communications divisions, including serving as President of its Wireless Networks division.

Mr. Meunier holds a Bachelor of Science degree in Mathematics and Computer Science from the University of Ottawa.

Dennis Roberson Wheaton, Illinois, USA Director since: 2004-11-05 Total voting securities: 115,522 consisting of: 50,522 Common Shares 65,000 Common Shares underlying options(1)
Professor Dennis Roberson has been Vice Provost and Research Professor with the Illinois Institute of Technology (“IIT”) since June 2003, where he established a new undergraduate business school, a wireless research center (WiNCom), IIT’s corporate relations initiative, and is responsible for IIT’s strategic plan and associated initiatives. Professor Roberson is also President, CEO and Member of Roberson and Associates, LLC, technology and consulting firm serving a variety of government and commercial customers since 2008. From April 1998 to April 2004, Professor Roberson was Executive Vice President and Chief Technical Officer of Motorola, Inc. From 1971 to 1998, he held senior executive positions with NCR Corporation, AT&T, Digital Equipment Corp. (now part of Hewlett Packard) and IBM.

Professor Roberson is a Director of Advanced Diamond Technologies, Cleversafe, Caerus Institute and Sun Phocus Technologies, LLC. He also serves on the U.S. Federal Communication Commission’s Technology Advisory Council and the U.S. Commerce Department’s Commerce Spectrum Management Advisory Committee (CSMAC), the Board of Directors of FIRST Robotics, the National Advisory Council for the Boy Scouts of America and as an International Advisory Panel member for the Prime Minister of Malaysia. He holds Bachelor of Science Degrees in Physics and Electrical Engineering from Washington State University and a Master of Science in Electrical Engineering from Stanford University.

Gary Tanner Austin, Texas, USA Director since: May 24, 2011(3) Total voting securities: 723,500 consisting of: 400,000 Common Shares 323,500 Common Shares underlying options(1)
Mr. Gary Tanner has been President and Chief Executive Officer of the Company since May 24, 2011. He brings over 34 years of experience to the Company. He joined the Company when it acquired Legerity, Inc. in August 2007. Mr. Tanner was appointed the Company’s Chief Operating Officer in November, 2009 with responsibility for the Communication Products Group, which achieved very strong year-on-year revenue growth and Zarlink’s Senior Vice President, Worldwide Operations where he was instrumental in harmonizing the supply chain and offshoring Zarlink’s manufacturing, as well as managing the Custom/ASIC legacy business.

Prior to Zarlink’s acquisition of Legerity in 2007, Mr. Tanner had served as Vice President of Operations at Legerity since November 2002, which is the date he joined Legerity. Prior to joining Legerity, he was plant manager of Intel Corporation’s Fab 23. During his tenure with Intel Corporation, Mr. Tanner held various management positions, managing multiple domestic and international locations. Prior to Intel Corporation, Mr. Tanner held various management roles in fab operations at National Semiconductor, Texas Instruments and NCR Corporation.

Mr. Tanner holds a Bachelor of Science degree in Technical Management from Regis College.

__________________________________

(1)	Reflects options to purchase Common Shares which are currently exercisable or exercisable within 60 days of June 3, 2011.

(2)
Reflects convertible debentures convertible into Common Shares at a conversion price of CDN$2.45 (being a ratio of approximately 408.2 Common Shares per CDN$1,000 principal amount convertible debenture) at the option of the holder at any time.

(3)	Gary Tanner was appointed as a director of the Company effective May 24, 2011, to fill the vacancy caused by Kirk Mandy’s resignation as of the same date.

In Fiscal 2011, ten meetings of the Board of Directors were held. Messrs. Lanthier and Meunier were each absent for two meetings and Hubert Lacroix was absent for one meeting. All the other Directors attended all Board meetings held during the year.

Dr. Adam Chowaniec was a director of IceFyre Semiconductor Inc., a private company, from May 21, 2001 to March 23, 2005. IceFyre Semiconductor Inc. appointed a receiver in bankruptcy in May 2005.

Independence and Board Committees

The following table indicates whether the Board of Directors considers each nominee to be “independent” within the meaning of the Governance Guidelines (as such term is defined below under “Statement of Corporate Governance Practices”). This table also sets out the members of the standing committees of the Board of Directors as of June 3, 2011 and the number of meetings held by each standing committee during Fiscal 2011.

Directors	Audit Committee	Compensation and Human Resources Development Committee	Nominating and Corporate Governance Committee
Independent Directors
Adam Chowaniec			Chairperson
Oleg Khaykin	√
Hubert T. Lacroix	Chairperson		√
J. Spencer Lanthier	√	√	√
Jules Meunier		Chairperson
Dennis Roberson		√
Non-Independent Director
Kirk K. Mandy(1)
Meetings held during Fiscal 2011	5	6	2

(1)
Kirk Mandy resigned as a director effective May 24, 2011. Gary Tanner, who was appointed to fill the vacancy, is also a non-independent director and is not currently a member of any committee of the Board of Directors.

In Fiscal 2011, all members of the standing committees of the Board of Directors attended all meetings of their respective committees, with the exception of Mr. Spencer Lanthier who was absent for one Compensation Committee meeting.

APPOINTMENT OF AUDITORS

Deloitte & Touche LLP (“Deloitte”) has been acting as auditor of the Corporation since July 24, 2007.

The Board of Directors recommends that the Shareholders vote FOR the resolution appointing Deloitte as auditor of the Company, to hold office until the next annual meeting of Shareholders or until its successor is appointed. Except where authority to vote in respect of the appointment of Deloitte as auditor of the Company is withheld by the Shareholder, the appointees named in the accompanying Form of Proxy will vote the Common Shares represented by such proxy FOR the appointment of Deloitte.

EXECUTIVE COMPENSATION

The Company’s executive compensation policies and practices, including information about the compensation of the Chief Executive Officer (the “CEO”), the Chief Financial Officer (the “CFO”) and the three other most highly compensated executive officers of the Company who were serving as executive officers of the Company on March 25, 2011 (collectively, the “NEOs”) are discussed in this section.

Compensation and Human Resources Development Committee

The Compensation and Human Resources Development Committee (“Compensation Committee”) consults with and recommends to the Board of Directors executive compensation policies and levels, compensation plans and CEO and senior executive goals and performance objectives. The Compensation Committee is comprised of three independent members of the Board of Directors: the Chairperson of the Committee, Jules M. Meunier, J. Spencer Lanthier and Dennis Roberson. The Compensation Committee has the authority to set up and approve the fees of an executive compensation consultant.

The Board of Directors has adopted a formal mandate for the Compensation Committee which is available on the Company’s website at www.zarlink.com. The mandate of the Compensation Committee provides that it is responsible for reviewing and assessing the performance of the CEO and senior executives against performance objectives at the end of each fiscal year. Based on this evaluation, the Compensation Committee determines and recommends to the Board of Directors the CEO’s compensation. The Compensation Committee also reviews CEO and executive succession plans annually and incentive, equity compensation and benefit plans and perquisites for all employees.

Compensation Discussion and Analysis

General Principles of Executive Compensation

The Company’s executive compensation policies and programs are designed to enable the Company to increase its profitability and shareholder value, and attract and retain those key individuals who can realize and ensure the short, medium and long-term success of the Company. As such, the policies and programs link rewards to individual contribution, Company success and shareholder financial interests.

Director, CEO and Executive Share Ownership

The Company’s policy for Director, CEO and Executive Share Ownership (the “Policy”), which was approved by the Board of Directors in May 2003; revised in January 2006 and further revised on May 27, 2010, serves to better align the interests of the Company’s directors, CEO and those executives, including the CFO, who report directly to the CEO (together with the CEO, the “Executives”) with the financial interests of the Shareholders, create ownership focus and build long-term commitment.

The Policy requires that the directors and Executives establish and hold specified dollar investment levels in Common Shares within defined periods of time following the implementation of the Policy or from their date of hire or promotion to these roles after the effective date of the Policy, if later.

The Chairperson of the Board must invest a total of CDN$100,000 for the purchase of Common Shares within five years after the effective date of the Policy or his/her date of appointment to the role, if later.

Each non-executive director who is not Chairperson of the Board of Directors must invest a total of CDN$50,000 for the purchase of Common Shares within five years after the effective date of the Policy or his/her date of appointment to the Board of Directors, if later.

The CEO must invest a total dollar amount equal to one times his/her base salary for the purchase of Common Shares by the end of five years from the effective date of the Policy or his/her date of hire or promotion to the role, whichever is later.

Each Executive, other than the CEO, must invest a total dollar amount equal to one-half times his/her base salary for the purchase of Common Shares by the end of five years from the effective date of the Policy or his/her date of hire or promotion to the role, whichever is later.

The following guidelines and rules apply for purposes of the Policy: (a) base salary will be the average base salary of the Executive over the three years prior to each measurement date; (b) interim investment thresholds for the Executives will be 25% of target levels after two years; 50% after three years; 75% after four years; and 100% after five years; (c) if any Executive has not met the target investment level at any of the measurement dates but has earned sufficient after-tax incentive plan payments since the effective date of the Policy or his/her date of hire or promotion to the role, he/she will be reported as in default under the Policy; and (d) after the fifth anniversary date, the measurement date will be each subsequent anniversary date.

If any Executive misses the target investment level at any of the measurement dates or thereafter, one-half of any incentive payments earned by the Executive after the measurement date will be withheld and not paid to the Executive until his/her dollar investment level has been increased by the lesser of the after tax value of one-half of the incentive payment or the amount required to meet the required target investment level as of the most recent measurement date.

As of the most recent measurement date on June 3, 2011, all directors and the Executives were in compliance with the terms of the Policy except Stephen Swift, Senior Vice President and General Manager, Medical Products. Fifty percent of Mr. Swift’s Zarlink Bonus Plan incentive payment for Fiscal 2011 was withheld until he invested the equivalent (after tax) amount in purchasing Zarlink common shares as a result of his non-compliance with the terms of the Policy.

If any director misses the target investment level at any of the measurement dates or thereafter, any annual director’s fees owing to that director after the measurement date will be withheld and not paid to the director until his/her investment level has been increased to meet the required target investment level of the most recent measurement date.

Pursuant to the Policy, until the required ownership levels are met, it is expected that any exercise of outstanding options to purchase Common Shares will be used to increase the individual’s required target investment level in Common Shares.

All trades (purchases and sales) of Common Shares by the directors and the Executives must be made in strict adherence with the Company’s Insider Trading Guidelines and relevant securities laws.

Employee Share Ownership Plan

The Company’s Employee Share Ownership Plan was approved by the Board of Directors in May 1997. The purpose of this plan is to enable employees to invest in equity shares of the Company through employee savings. Employees make contributions by means of payroll deductions and Common Shares are purchased twice per month through normal market facilities by Solium Capital Inc., the plan administrator. The Company pays all brokerage commissions, transfer taxes, and other charges and expenses of the purchase and sale of the Common Shares except for the issuance of a certificate or on limit order sales, in which case the employee is responsible for such costs.

In April 2001, the Company implemented a matching contribution in connection with the Employee Share Ownership Plan which provides for a contribution by the Company equal to 15% of each employee’s contribution under the plan, subject to a maximum of $490 per employee per year. The maximum aggregate contribution by the Company under this plan for the upcoming fiscal year is estimated at $250,000 based on average headcount during Fiscal 2011, assuming that each eligible employee contributes sufficient funds to achieve a matching contribution by the Company equal to the maximum amount permitted under the plan. The actual annual funding has been significantly lower, with total funding in Fiscal 2011 being $21,400.

Benchmarking

The Company’s executive compensation program, on a total compensation basis, aims to be competitive with other companies who are competing in similar geographical regions for the same qualified executive talent as the Company. Executive positions are benchmarked against those of applicable external comparator companies through the use of third party international compensation surveys and consultant services. The prime comparator group is one of similar semiconductor and high-technology companies, with comparator groups of other companies used where appropriate.

The comparator group used in Fiscal 2011 (the “Comparator Group”), was composed of the following companies: Linear Technology Corporation, National Semiconductor Corporation, Cypress Semiconductor Corporation, Intersil Corporation, Integrated Device Technology Inc., Amtel Corp, PMC Sierra Inc., Silicon Laboratories Inc., Semtech Corporation, RF Micro Devices Inc., Applied Micro Circuits Corporation, Exar Corporation, Conexant Systems Inc. and Mindspeed Technologies Inc. The Company conducts an annual market compensation benchmark review of publicly available information and compensation surveys. The Company targets the 50th percentile of the relevant market. The data, along with guidance from the Company’s independent compensation consultant, provides the Compensation Committee with an overall picture of how existing compensation targets (base salary and incentives) for Executives compare with publicly available information and compensation surveys. Every few years, the Company, on behalf of the Compensation Committee, has its independent consultant conduct a survey of the compensation of the executive officers of the Comparator Group. The last such independent study by the compensation consultant was conducted in 2008 for executive officers generally and in 2011 for the President and Chief Executive Officer’s role. The Committee also compares compensation targets across positions to determine whether the targets are both internally and externally competitive.

Components of Executive Compensation

During Fiscal 2011, the components of the total compensation of Executives were:

•	base salary

•	an annual, variable incentive payment

•	grants under the Company’s medium and long-term incentive plans

•	personal benefits and perquisites

Base Salary

Base salary recommendations are determined based on market data for positions of similar responsibilities and complexity in the Comparator Group, on internal equity comparisons and on the individual’s ability, experience and contribution level. Each NEO’s base salary and those of the executive group are reviewable on an annual basis. Base salaries for individual executive positions may also be reviewed outside of the regular cycle so as to take into consideration market pressures.

Annual Incentive Compensation Arrangements

The Company’s annual incentive plans are intended to focus and reward Executives on the achievement of current year financial targets, key Company and/or product group objectives and some strategic individual performance objectives. While the financial targets serve to focus on results of current year profitability, the key Company, product group and individual objectives focus on activities designed to improve financial results and increase profitability in a two to three-year time frame. Financial threshold targets are approved by the Board of Directors at the commencement of the fiscal year. The financial targets are considered by management to be aggressive but not unattainable.

The target incentive levels of the executive group are reviewed at the same time as the base salaries. Zarlink targets the 50th percentile of the Comparator Group for total target cash compensation (salaries plus annual incentives) of executive officers.

The Company’s incentive plan for executives and employees provides that fifty percent of the total bonus pool is dependent on meeting the overall Company financial target thresholds and that the balance may be earned by meeting product group and individual objectives. The bonus pool cannot be more than fifty percent of the Company’s net income as measured in accordance with U.S. GAAP (pre bonus accrual) and no annual bonus payments are made if the Company does not have a positive net income.

The CEO agrees upon his or her annual financial and strategic objectives with the Board of Directors. Each of the other Executives establishes in consultation with the CEO annual financial and strategic objectives that he or she will be held accountable for during the year. At the end of the performance period, performance assessments are reviewed by the Board of Directors against these pre-established goals.

Each executive officer’s annual financial and strategic targets are set in consideration of:

•	Current market conditions for his or her respective product group;

•	Expectations for future growth;

•	Long-term strategic plans to support future shareholder value;

•	Opportunities to develop people and enhance the human talent of the organization.

Specific information on financial objectives are contained in the Company’s operating plan and are not disclosed as it could seriously prejudice the Company’s interests.

The Company’s Fiscal 2011 financial performance in terms of earnings per share (“EPS”) (adjusted to include or exclude certain unusual, extraordinary, or non-recurring items that are considered by the Board of Directors to be outside Zarlink’s core operating results) was significantly greater than the targeted Budget EPS.

For Fiscal 2011, the Bonus Cash Pool Accrual Factor was 90% (being the bonus pool accrued while still achieving net income targets divided by total bonus required to pay the sum of employee bonus payments for actual performance). See “Zarlink Executive Bonus Plan Summary Fiscal 2011”, above.

The weighting between corporate, product group/function and individual objectives for the Company’s named executive officers is designed to make them fully accountable for their impact on their product group/function and for their product group/function’s impact on corporate performance. Group and individual objectives are selected to reflect the role of each executive officer. Individual objectives are linked to the following key indicators: growing revenue, improving margins, decreasing expenses, increasing net income, improving share value, improving the balance sheet, improving infrastructure and tools, reducing time to market, enhancing human talent, creating valuable intellectual property and improving customer focus.

The specific objectives of and bonuses paid to each of the NEOs for Fiscal 2011 were as follows:

Kirk K. Mandy President & Chief Executive Officer(1)
Meet or exceed the Company’s Fiscal 2011 earnings targets.

The Company’s Fiscal 2011 financial performance (adjusted to include or exclude certain unusual, extraordinary, or non-recurring items such as non-cash foreign exchange losses on the convertible debentures that are considered to be outside the Zarlink’s core operating results) measured by earnings per share (EPS) was significantly greater than the targeted Budget EPS.

Improve the Company’s quality of earnings through focus on cost containment and margin expansion.

During Fiscal 2011, exceeded the operating expense target  by $2.5M and overall gross margins improved from 51.384% to 51.435%.

Execute the Company’s strategic plan, deriving an increasing proportion of revenue from new product programs, while growing overall revenue.

The overall percentage of revenue attributed to growth products rose by approximately 13%. During Fiscal 2011, overall revenue grew 11% from $204.6M to $230.0M. This amount excludes revenue from the Opto Electronics Product Group sale to Tyco Electronics in Fiscal 2011.

Target Bonus: $323,000	Overall Assessment: 111.0%	Cash Pool Accrual Factor: 90%	Fiscal 2011 Bonus: $323,000

André Levasseur Senior Vice President, Finance and Chief Financial Officer	Meet or exceed the Company’s Fiscal 2011 earnings targets. Exceeded Target
Improve the Fiscal 2011 Balance Sheet. Exceeded Target
Increase analyst coverage on Zarlink Fiscal 2011. Exceeded Target
Increase volume on Zarlink Stock by end of Fiscal 2011. Exceeded Target
Target Bonus: $134,600	Overall Assessment: 112.5%	Cash Pool Accrual Factor: 90%	Fiscal 2011 Bonus: $136,400

Gary Tanner Chief Operating Officer, Senior Vice President Worldwide Operations and Communication Products	Meet or exceed the Company’s Fiscal 2011 earnings targets. Exceeded Target
Meet or exceed the Communications Product Group direct contribution target. Exceeded Target
Meet or beat the Operations’ Other Cost of Goods (OCOGs) & unallocated R&D Gross. Exceeded Target
Grow the Telephony Revenue and line single digit while improving margins. Grow Timing revenue 20-25%. Target Not Met
Target Bonus: $150,000	Overall Assessment: 112.5%	Cash Pool Accrual Factor: 90%	Fiscal 2011 Bonus: $152,000

Stanley Swirhun Chief Technology and Marketing Officer	Meet or exceed the Company’s Fiscal 2011 earnings targets. Exceeded Target
Institute internal processes to track programs to grow revenue and Total Available Market (TAM). Met Target
Identify, define, incubate and launch one business focused on revenue growth and expanding Total Available Market (TAM). Met Target
Identify $14 million in additional annual revenue from the activities of the Chief Technology and Marketing office, measured relative to the Company’s run-rate in the fourth quarter of the financial year ended March 26, 2010 (“Fiscal 2010”).                                                                                                                                        Target Not Met

Improve the Company’s marketing effectiveness. Met Target
Develop a database and roadmap for external relationships to drive growth, and to guide company business decisions. Met Target
Target Bonus: $150,000	Overall Assessment: 92.0%	Cash Pool Accrual Factor: 90%	Fiscal 2011 Bonus: $123,750

Stephen Swift Senior Vice President and General Manager, Medical Products	Meet or exceed the Company’s Fiscal 2011 earnings targets. Exceeded Target
Meet or exceed the Medical Product Group direct contribution target. Target Not Met
Execute the Medical Product Group’s strategic plan for MedRadio. Target Not Met
Execute the Medical Product Group’s strategic plan for wireless sensors. Target Not Met
Achieve the Product Group’s objectives in regards to Mergers and Acquisitions.Target Not Met
Target Bonus: $150,000	Overall Assessment: 30.0%	Cash Pool Accrual Factor: 90%	Fiscal 2011 Bonus: $40,500

(1)	Kirk Mandy was succeeded by Gary Tanner as President and Chief Executive Officer of the Company on May 24, 2011.

Long-Term Incentive Plans

Stock Option Plan

Options to purchase Common Shares are granted to the NEOs and other key employees to sustain commitment to long-term profitability and maximize shareholder value over the long term. Under the terms and conditions of the Company’s 1991 stock option plan for key employees and non-employee directors (“Option Plan”), participants are granted options which are exercisable for periods of time determined by the Compensation Committee to a maximum of six years following the date of grant at an exercise price equal to the average market price of the Common Shares on the Toronto Stock Exchange during the five trading-day period immediately preceding the date of grant. See “1991 Stock Option Plan for Key Employees and Non-Employee Directors” and “Procedure for Amending the Option Plan”, below.

General grants of options are made by the Company on the eighth business day following the date of release of the Company’s 3rd quarter financial results. Accordingly, the Option Plan’s pricing formula of the five previous trading days’ average used to determine the exercise price of the options will commence after the second clear business day following the release of quarterly results, so that the price will reflect the market share price after the markets have had two days to react to the most recent release of financial information. This is consistent with the Company’s Insider Trading Guidelines.

The Company and Board of Directors believe that stock options provide strong links between executive and key employee rewards, shareholder interests and the success of the Company. Stock option grants to executives and to other top contributors and critical skilled individuals are generally made on an annual basis. The size of grant for the executive group is determined based on the available option pool, the levels and values of options provided by companies in the external Comparator Group(s), and the number of options required for motivating and retaining the executives and other top contributors and critical skilled employees. Previous grants are taken into consideration when considering new grants.

Medium-Term Cash Incentive Plan

In Fiscal 2010, the Company introduced a medium-term cash incentive plan (“MTCIP”) for executive officers and key employees. The goal of the MTCIP is to link compensation to long-term corporate performance; to provide incentive for key personnel to remain with the Company and to maximize shareholder value over the long term. The MTCIP and the DSU Plan (as defined below) were implemented to complement the Company’s Option Plan and to provide the Company with the flexibility to reduce the level of annual stock option grants going forward. Under the terms and conditions of the MTCIP, participants are granted units, each unit being equivalent in value to a Common Share, which vest on the third anniversary of their date of grant (unless a different vesting period is specified by the Board of Directors). All units are settled with a cash payment when vested.

The number of units granted to participants is determined by the Board of Directors in its sole discretion and will be based on the number of units required for motivating and retaining the executive officers and key employees and the fair value of the units on the award date. At the time of vesting, the value of a unit is based on the volume weighted average trading price of a Common Share on the TSX for the five trading days immediately preceding the date of vesting. Under the MTCIP, participants receive a cash payment from the Company for the value of the vested units before the end of the calendar year in which they are vested. If the Company declares dividends on its Common Shares prior to the units vesting, a participant’s account will be credited with dividend equivalents in the form of additional units as of each dividend payment date. The MTCIP contemplates an annual grant of units in conjunction with the annual grant of stock options pursuant to the Option Plan. See “Stock Option Plan”, above.

The Board of Directors may issue and apply performance goals in respect of the award of particular units prior to the commencement of the performance period to which such performance goals pertain. The performance goals may be based upon the achievement of corporation-wide, divisional or individual goals, or any other basis determined by the Board of Directors.

If a participant’s employment is terminated for cause, unvested units are terminated without payment. If the participant’s employment is terminated without cause, a portion of the units granted to that participant will immediately vest based on the number of years which have elapsed since the date of grant. In contemplation of a change of control, the Board of Directors may, in its discretion, accelerate all outstanding units such that the units become conditionally vested upon the completion of the transaction resulting in the change of control.

The units granted pursuant to the MTCIP do not entitle the participant to exercise voting rights or any other rights attaching to the ownership of Common Shares.

In Fiscal 2011, NEOs were granted MTCIP units and stock options, the weighted sum of which were in line with MTCIP units and stock grants to NEOs in Fiscal 2010 and stock grants to NEOs for a number of years preceding Fiscal 2010.

Summary Compensation Table

The following table sets forth compensation information for the NEOs for the fiscal year ending March 27, 2009 (“Fiscal 2009”), Fiscal 2010 and Fiscal 2011. For NEO compensation for previous fiscal years, please refer to the Company’s management proxy circulars filed with the Canadian securities regulators and available at www.sedar.com or filed with the SEC and available at www.sec.gov.

Name and Principal Position	Financial Year	Salary(1) ($)	Share based awards(2) ($)	Option-based awards(3) ($)	Non-equity incentive plan compensation(4) ($)		Pension value(5) ($)	All other compensation(6) ($)	Total compensation ($)
					Annual incentive plans	Long-term incentive plans
Kirk K. Mandy(7) President and Chief Executive Officer	2011	$538,494	0	0	$323,096	Nil	$142,692	$22,003	$1,026,285
	2010	$499,713	$69,705	$192,887	$300,000	Nil	$148,948	$20,858	$1,232,111
	2009	$499,190	Nil	$42,219	Nil	Nil	$31,618	$18,356	$591,383
André Levasseur Senior Vice President Finance and Chief Financial Officer	2011	$269,247	$31,957	$85,284	$161,422	Nil	$44,333	$19,070	$511,313
	2010	$208,073	$19,916	$113,990	$129,016	Nil	$26,891	$13,905	$511,791
	2009	$149,757	Nil	$2,346	$13,614	Nil	Nil	Nil	$165,717
Stephen Swift Senior Vice President and General Manager, Medical Products	2011	$300,000	$31,957	$89,073	$40,500	Nil	$11,025	$179,272	$651,827
	2010	$300,000	$19,916	$54,464	$85,000	Nil	$11,025	$26,266	$496,671
	2009	$283,654	Nil	$18,764	$75,000	Nil	$10,956	$17,867	$406,241
Gary Tanner(7) Chief Operating Officer, Senior Vice President Worldwide Operations and Communication Products	2011	$300,000	$31,957	$89,073	$152,000	Nil	$11,025	$108,025	$692,080
	2010	$300,000	$19,916	$54,464	$150,000	Nil	$11,025	$15,476	$550,881
	2009	$274,426	Nil	$11,728	128,000(8)	Nil	$10,887	$15,239	$440,280
Stanley Swirhun Chief Technology and Marketing Officer	2011	$300,000	$31,957	$89,073	$223,750	Nil	$11,025	$11,920	$667,725
	2010	$300,000	$19,916	$54,464	$85,000	Nil	$10,644	$13,580	$483,604
	2009	$285,577	Nil	$18,764	$75,000	Nil	$10,262	$12,703	$402,306

(1)           The compensation of Messrs Mandy, and Levasseur was determined in Canadian dollars. Canadian dollar amounts have been converted to United States dollars using the Fiscal 2011 average exchange rate of $0.97908.

(2) Units held under the MTCIP are valued based on the value of the Common Shares on the date of the grant.
(3) Valued according to the Black-Scholes-Merton option pricing-model.

(4)           In addition to awards granted under the Company’s annual incentive plan, André Levasseur received a bonus of $25,000 for the completion of the Jarfalla Campus sale and Stanley Swirhun received a bonus of $100,000 for the completion of the Opto Electronics Business Unit sale.

(5)           Pension value includes all compensation relating to pension plans (defined benefit and defined contribution), including service costs and other compensatory items such as plan changes and earnings that are different from the estimated earnings for defined benefit plans and above-market earnings for defined contribution plans. See “Pension Plan Benefits” below.

(6)           “All other compensation” includes the following expenses: Mr. Mandy – car allowance/benefits amounting to $20,511 for Fiscal 2011, $19,565 for Fiscal 2010 and $17,181 for Fiscal 2009; Mr. Levasseur – car allowance/benefits amounting to $17,624 for Fiscal 2011 and $12,895 for Fiscal 2010 and $0 for Fiscal 2009 and options exercised $27,166.90 for Fiscal 2011; Mr. Swift – car allowance/benefits amounting to $19,698 for Fiscal 2011 and $23,944 for Fiscal 2010 and $15,544 for Fiscal 2009 and options exercised $167,916 for Fiscal 2011; Mr. Tanner – car allowance/benefits amounting to $13,400 for Fiscal 2011 and $13,412 for Fiscal 2010 and $13,372 for Fiscal 2009 and options exercised $97,000 for Fiscal 2011; Mr. Swirhun – car allowance/benefits amounting to $11,000 for each of Fiscal 2011, Fiscal 2010 and Fiscal 2009.

(7) Mr. Mandy was succeeded by Gary Tanner as President and Chief Executive Officer of the Company on May 24, 2011. See “Employment Agreements – Kirk K. Mandy”, below.

Long-Term Incentive Plan Awards –

The following table sets forth details of options to purchase Common Shares and MTCIP units granted to NEOs which were outstanding (vested and not vested) at the end of Fiscal 2011.

Name	Option-based Awards (CDN$ Exercise Price)				Share-based Awards
	Number of securities underlying unexercised options (#)	Option exercise price CDN($)	Option expiration date	Value of unexercised in-the-money options CDN ($) (1)	Vest Date	Number of MTCIP units that have not vested (#)	Market or payout value of MTCIP units that have not vested USD ($) (2)
Kirk K. Mandy	450,000	$2.51	1/27/2012	Nil
	450,000	$2.49	2/6/2013	Nil
	450,000	$0.86	2/15/2014	$594,000
	450,000	$0.28	2/10/2015	$855,000
	338,000	$1.37	2/9/2016	$273,780
					2/9/2013	56,000	$119,280
André Levasseur	20,000	$2.51	01/27/2012	Nil
	20,000	$2.49	02/06/2013	Nil
	7,501	$0.86	02/15/2014	$9,901
	15,626	$0.28	02/10/2015	$29,689
	200,000	$0.76	08/05/2015	$284,000
	94,000	$1.37	02/09/2016	$76,140
					2/9/2013	16,000	$34,080
	94,000	$2.04	02/08/2017	$13,160
					2/8/2014	16,000	$34,080

Name	Option-based Awards (USD$ Exercise Price)				Share-based Awards
	Number of securities underlying unexercised options (#)	Option exercise price USD($)	Option expiration date	Value of unexercised in-the-money options ($)	Vest Date	Number of MTCIP units that have not vested (#)	Market or payout value of MTCIP units that have not vested ($)
Stephen Swift	125,000	$2.18	1/27/2012	Nil
	125,000	$2.11	2/6/2013	$2,500
	62,500	$0.85	2/15/2014	$80,000
	150,000	$0.23	2/10/2015	$285,000
	94,000	$1.28	2/9/2016	$79,900
					2/9/2013	16,000	$34,080
	94,000	$2.02	2/8/2017	$10,340
					2/9/2014	16,000	$34,080
Stanley Swirhun	125,000	$2.18	1/27/2012	Nil
	125,000	$2.11	2/6/2013	$2,500
	125,000	$0.85	2/15/2014	$160,000
	200,000	$0.23	2/10/2015	$380,000
	94,000	$1.28	2/9/2016	$79,900
					2/9/2013	16,000	$34,080
	94,000	$2.02	2/8/2017	$10,340
					2/9/2014	16,000	$34,080
Gary Tanner	250,000	$1.42	8/31/2013	$177,500
	100,000	$0.85	2/15/2014	$128,000
	125,000	$0.23	2/10/2015	$237,500
	94,000	$1.28	2/9/2016	$79,900
					2/9/2013	16,000	$34,080
	94,000	$2.02	2/8/2017	$10,340
					2/9/2014	16,000	$34,080

(1) The value of the unexercised in-the-money options is calculated using the closing price of the Common Shares on the TSX on March 25, 2011, less the exercise price.

(2) The value of the MTCIP units is based on the closing price of the Common Shares on the TSX on March 25, 2011.

The following table summarizes, for each of the NEOs, the value of options and MTCIP units vested during Fiscal 2011 and the value of the non-equity incentive plan compensation earned during Fiscal 2011.

Name	Option-based Awards – Value vested during Fiscal 2011 USD($) (1)	Share-based Awards – Value vested during Fiscal 2011 USD($)	Non-equity incentive plan compensation – Value earned during Fiscal 2011 USD($)
Kirk K. Mandy	$376,562	Nil	$323,096
André Levasseur	$93,888	Nil	$161,422
Stephen Swift	$142,878	Nil	$40,500
Stanley Swirhun	$142,878	Nil	$223,750
Gary Tanner	$164,006	Nil	$152,000

(1) Valued according to the Black-Scholes-Merton option pricing model.

1991 Stock Option Plan for Key Employees and Non-Employee Directors

The Option Plan provides for the granting of non-transferable options to purchase Common Shares to certain key employees and non-employee directors of the Company and its subsidiaries as determined from time to time by the Compensation Committee administering the Option Plan. The Option Plan was approved by the Shareholders at the 1991 annual and special meeting of shareholders and certain amendments were approved by the Shareholders in 1993, 1995, 1998, 2001 and 2007.

The price at which Common Shares may be purchased upon exercise of an option shall be determined by the Board of Directors, and shall not be less than the average of the market price (as defined in the Option Plan) of the common shares on the Toronto Stock Exchange for the five trading-day period immediately preceding the date of grant.

The Option Plan provides that, in the event of the death or permanent disability of an optionholder, the vesting period of any options unexercised at the date of death or permanent disability will be accelerated so that the optionholder’s legal personal representative will be permitted to purchase and take delivery of, (i) in the case where the optionholder shall have been in the employment of the Company or any subsidiary for at least five years prior to the date of such employee’s death or permanent disability, 50% of all Common Shares under option and not purchased or delivered at the date of death or permanent disability, and (ii) in the case where the optionholder shall have been in the employment of the Company or any subsidiary for at least ten years prior to the date of such employee’s death or permanent disability, all Common Shares under option and not purchased or delivered at the date of death or permanent disability, in each such case during the one-year period following such optionholder’s death or permanent disability (but in no event after the expiration date of such options).

The Option Plan also provides that, in the event of the termination of an employee’s employment for any reason other than cause or death or permanent disability, the employee’s options may be exercised, to the extent the options are exercisable as of the termination date, within 90 days following the date the employee’s employment is terminated (but in no event after the expiration date of such options); provided, however, that the Board of Directors may, in its discretion, amend the terms of any option to permit the employee to exercise such options as if such employee’s employment had not been terminated, for up to a maximum of three years following the date of termination of the employee’s employment (but in no event after the expiration date of such options). In the event the employee’s employment has been terminated for cause, the employee’s options shall be immediately cancelled.

The optionholder’s rights with respect to options granted under the Option Plan are not assignable or transferable by the optionholder other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the U.S. Internal Revenue Code.

The Option Plan further provides that, in the event of a change of control (whether in fact or in law) of the Company which results in a non-employee director being replaced, the vesting period shall be waived with respect to the options then held by such non-employee director in order to permit the full exercise of all outstanding options then held by such person. In the event of a resignation of a non-employee director, all options held by such director, which are then exercisable, may be exercised within 180 days following the announcement of the quarterly results next following the date of resignation of such person (but in no event after the expiration date of such options). The Option Plan also provides that the Compensation Committee may determine that any option granted under the Option Plan shall include provisions which accelerate the date on which an option shall become exercisable upon the happening of such events as the Compensation Committee may determine and as permitted in the Option Plan.

On January 11, 2000, the Board of Directors decided that all unvested stock options held by each director, the CEO, the then five Senior Vice Presidents which included the CFO and any other executives of the Company as may be designated by the Board of Directors from time to time would be accelerated and become fully vested and immediately exercisable in the event of (i) the making by any person of a take-over bid (as defined in the Securities Act (Ontario)) for the Common Shares, or (ii) a change of control (whether in fact or in law and as more fully defined in such resolution of the Board of Directors) of the Company. By further action of the Board of Directors, this resolution now applies to each director, the CEO, each Senior Vice President, and any other Executives of the Company as may be designated by the Board of Directors from time to time.

The Option Plan provides that all options granted under the Option Plan must be exercised within a maximum of six years following the date of grant or within such other shorter time or times as may be determined by the Compensation Committee at the time of grant. In the case of options granted to employees of the Company, other than executive officers and non-employee directors and first-time option grants to new employees, the terms of the Option Plan provide for staggered equal monthly vesting at a rate of 2.08% per month over a period of four years commencing on the date of grant of the options, or at such other time or times as may be determined by the Compensation Committee at the time of grant. In the case of first-time option grants to new employees, up to twenty-five percent of the common shares in respect of each option may be purchased after one year from the date of grant and 2.08% per month for each month thereafter during a three-year period, or at such other time or times as may be determined by the Compensation Committee at the time of grant. In the case of executive officers and non-employee directors, up to twenty-five percent of the common shares in respect of each option may be purchased after one year from the date of grant, up to fifty percent after two years from the date of grant, up to seventy-five percent after three years from the date of grant and up to one hundred percent after four years from the date of grant or at such other time or times as may be determined by the Compensation Committee at the time of grant.

The maximum number of Common Shares that may be issued under the Option Plan is 20,227,033 Common Shares, which represents approximately 17% of the outstanding Common Shares as of June 3, 2011(1). The Option Plan provides that the maximum number of Common Shares in respect of which options may be granted under the Option Plan to non-employee directors during any fiscal year of the Company is 20,000 Common Shares per director. Furthermore, the Option Plan limits the number of Common Shares issuable to insiders (as that term is defined in the Securities Act (Ontario) and the rules of the Toronto Stock Exchange (the “TSX”), at any time, or issued to insiders within any one-year period, under the Option Plan or any other securities-based compensation arrangement, to 10% of the outstanding Common Shares. As at June 3, 2011, the number of Common Shares issuable under outstanding options and options available for grant was 13,064,244, which represented 10.7% of the then outstanding Common Shares. Also, as at June 3, 2011, a total of 10,235,413 options were outstanding, which represented 08.4% of the then outstanding Common Shares. The total options awarded during Fiscal 2011 were 641,000 which represented approximately 0.5% of the Common Shares outstanding as of June 3, 2011.

(1)  The maximum number of Common Shares issuable under the Option Plan has increased as a percentage of outstanding Common Shares since June 7, 2010 due to the fact that 1,241,300 Common Shares were repurchased by the Company pursuant to its Common Share Bid described below under “Normal Course Issuer Bids”.

Procedure for Amending the Option Plan

Shareholder approval is required to be obtained by the Company for any amendment (i) to increase the total number of Common Shares offered under the Option Plan; (ii) to implement a program to provide for the exchange of any option granted under the Option Plan for other options under the Option Plan; (iii) to reduce the price at which Common Shares may be purchased under the Option Plan (except in connection with an adjustment to the share capital in accordance with the terms of the Option Plan) or to cancel and reissue options; (iv) to extend the original expiry date of an option; (v) to increase the maximum number of Common Shares issuable to insiders of the Company under the Option Plan and any other security-based compensation arrangement; (vi) to increase the maximum number of Common Shares in respect of which options may be granted to non-employee directors during any fiscal year; and (vii) to amend the terms of the Option Plan governing the transfer or assignment of options.

The Board of Directors otherwise has discretion to make certain amendments to the Option Plan which it may deem necessary, without having to obtain Shareholder approval if such amendments do not result in significant or unreasonable dilution in the Company’s outstanding securities or in any additional benefits to employees, particularly insiders, at the expense of the Company and its other Shareholders. Such amendments may include, for example, (i) amendments to the eligibility for, and limitations and conditions on, participation in the Option Plan, (ii) amendments to any terms relating to the grant or exercise of options (other than a reduction in the price of an option), (iii) amendments to permit the grant of deferred or restricted share units or to add or amend any other provisions which result in employees receiving securities of the Company while no cash consideration is received by the Company, (iv) amendments that are necessary to comply with applicable laws, rules or regulations, (v) corrections or rectifications of any ambiguity, defective provision, error or omission in the Option Plan or in any option, and (vi) amendments to the terms relating to the administration of the Option Plan.

Pension Plan Benefits

The Company maintains a defined contribution pension plan (“401K Plan”) under section 401, paragraph K of the United States Internal Revenue Code (“Tax Code”) for its U.S. employees (the “U.S. Defined Plan”), in which Stephen Swift, Gary Tanner and Stan Swirhun participate. Pursuant to the 401K Plan, employees may contribute up to 60% of eligible bi-weekly compensation up to the Internal Revenue Service maximum. The Company matches 75% of employee pre-tax contributions up to 6% of bi-weekly compensation. In Fiscal 2011, the Company contributed $33,075 in the aggregate to the 401K Plan of Messrs Swift, Tanner and Swirhun.

The Company also maintains an Executive Defined Contribution Pension Plan (“EDCPP”) in which and André Levasseur participates and Kirk Mandy participated before his resignation effective May 24, 2011. The Company makes contributions to the EDCPP on behalf of the employees in an amount of 15% of the combined amount of the employee’s salary and car allowance. In each year, an amount equal to the executive’s maximum permitted contribution to his registered retirement savings plan (“RRSP”) is contributed under the EDCPP to the executive’s RRSP. In Fiscal 2011, the Company contributed CDN$46,040 in the aggregate to the RRSPs of Messrs Mandy and Levasseur. The balance is contributed to a registered supplemental executive retirement plan (each a “SERP”) maintained by the Company for each executive. The performance of the amounts contributed to each SERP notionally track the performance of the investments selected by the executive for his RRSP. The following table sets out the changes in accumulated sums under each SERP in Fiscal 2011, including the respective contributions of the Company and Kirk K. Mandy and André Levasseur, as applicable.

Name	Accumulated value at start of year ($)	Compensatory ($)	Non-compensatory ($)	Accumulated value at year end ($)
Kirk K. Mandy	$331,252	$61,956	$83,954	$477,162
André Levasseur	$1,854	$20,444	$1,446	$23,743

Employment Agreements

The Company has entered into employment agreements with the Named Executive Officers on the terms and conditions described below.

Gary Tanner

On February 22, 2011, the Company entered into an employment agreement with Mr. Tanner with respect to his employment as President and Chief Executive Officer effective May 24, 2011.

Mr. Tanner’s employment agreement provides that Mr. Tanner is eligible to receive an annual incentive payment equal to 75% of his annual base salary or, at exceptional performance, 100% of his annual base salary, conditional upon the Board of Director’s assessment of the successful achievement by Mr. Tanner of specific target objectives in each fiscal year. Any such incentive payment is subject to the Company’s bonus pool limitations set forth under “Annual Incentive Compensation Arrangements.” Mr. Tanner’s objectives for Fiscal 2012 are as follows:

1.	Meet or exceed the Company’s Fiscal 2012 earnings target;

2.	Improve the Company’s quality of earnings through margin expansion; and

3.	Execute the Company’s strategic plan, increasing revenue from growth products while completing the transition from legacy products.

Mr. Tanner’s employment agreement provides that, in the event that the Company terminates his employment without cause, as defined in the agreement, he will be entitled to: (i) a lump sum payment equal to his then current annual base salary; (ii) a lump sum payment in lieu of incentive payment equal to one times his average earned annual incentive payment over the previous three years; and (iii) an amount equivalent to the Company’s one-year cost of his current life, health and dental insurance coverage.  Mr. Tanner will have a period of six months following the date of termination to exercise all stock options that have vested up to the end of such exercise period.

Kirk K. Mandy

Pursuant to his January 26, 2005 (as revised on May 24, 2007) employment agreement which has been superseded by a mutual separation and release (as described below) entered into on February 22, 2011, Mr. Mandy was eligible to receive an annual incentive payment equal to 60% of his annual base salary or, at exceptional performance, 90% of his annual base salary, conditional upon the Board of Directors’ assessment of the successful achievement by Mr. Mandy of specific target objectives in each fiscal year. Any such incentive payment was subject to the Company’s bonus pool limitations set forth under “Annual Incentive Compensation Arrangements”. The incentive payment objectives for each fiscal year are reviewed and finalized by the Compensation Committee and the Board of Directors within 60 days following the commencement of each fiscal year. Mr. Mandy’s objectives for Fiscal 2011 were as follows:

1.	Meet or exceed the Company’s Fiscal 2011 earnings targets;

2.	Improve the Company’s quality of earnings through continued focus on cost containment and margin expansion; and

3.	Execute the Company’s strategic plan, deriving an increasing proportion of revenue from new product programs, while growing overall revenue.

Mr. Mandy’s employment agreement provided that, in the event that the Company terminated his employment without legal grounds for which an employer is entitled to dismiss an employee without notice or compensation in lieu of notice, he would be entitled to the following termination package: (i) a lump sum payment equal to two times his annual base salary, (ii) a lump sum payment in lieu of incentive payment equal to two times his target annual bonus, (iii) a payment of two years’ regular annual contributions to an executive pension plan, and (iv) continued group life and health benefits coverage until the earlier of two years following the date of termination or 30 days after he secures substantially similar replacement coverage through re-employment. In addition, Mr. Mandy would have a period of six months following the date of termination to exercise all stock options that will have vested up to the end of such exercise period.

On May 24, 2011, as announced on February 23, 2011, Kirk Mandy was succeeded as President and Chief Executive Officer of the Company by Gary Tanner. On February 22, 2011 Mr. Mandy and the Company entered into a Mutual Separation Agreement and Release (“Mutual Separation and Release”) which provides for inter alia: (i) the termination of Mr. Mandy’s employment with the Company as President and Chief Executive Officer and his resignation as a director of the Company effective May 24, 2011; (ii) continued payment of Mr. Mandy’s base salary and company benefits to May 25, 2011 (“End Date”); (iii) an amount equal to one year’s regular contribution to his SERP net of tax and withholdings, payable to Mr. Mandy within thirty days of the End Date; (iv) the acceleration and full vesting on the End Date of Mr. Mandy’s options under the Option Plan which had not yet vested as of the End Date, to be exercisable for a period lasting until the earlier of two years from the End Date or the natural expiry date of the options (representing a value of $945,424, based on the closing price of the Common Shares on the TSX on the End Date, less the exercise price); (v) the acceleration and full vesting of Mr. Mandy’s MTCIP units on the End Date which have not yet vested as of the End Date, payable within thirty days of the End Date (representing a value of $140,522, based on the value of the Common Sahres on the TSX on the End Date); (vi) payment of any incentive payment earned in Fiscal 2011; (vii) a covenant by Mr. Mandy for a period of eighteen months following the End Date not to participate anywhere in the world in any business that competes directly with the Company’s principal businesses, not to solicit any of the Company’s customers for business in competition with the Company, and not to solicit or otherwise induce any of the Company’s employees or personnel to end their employment or consulting with the Company; and (viii) a full and final release and indemnity in favour of the Company from all claims relating to or arising from Mr. Mandy’s employment by the Company. Concurrently, Mr. Mandy and the Company entered into a Services Agreement pursuant to which Mr. Mandy provides support and assistance to the Company, its new President and Chief Executive Officer and other Executives for a period of one year following the End Date. In return for his services, the Company pays Mr. Mandy a fixed monthly fee of $81,590.

André Levasseur

On June 8, 2009 the Company entered into an employment agreement with Mr. André Levasseur with respect to his employment as Senior Vice President, Finance and Chief Financial Officer.

Mr. Levasseur’s employment agreement provides that, in the event that the Company terminates his employment without cause, as defined in the agreement, he will be entitled to the following termination package: (i) a lump sum payment equal to his then current annual base salary, (ii) a lump sum payment equal to his target annual bonus, and (iii) continued participation in the Company’s group life and health benefits until the earlier of one year following the termination date or 30 days after he secures substantially similar replacement coverage through re-employment. In addition, Mr. Levasseur will have a period of six months following the date of termination to exercise all stock options that vested up to the end of such exercise period.

Stephen Swift

On February 16, 2006, the Company entered into an employment agreement with Mr. Stephen Swift with respect to his employment as Senior Vice President and General Manager, ULP (Mr. Swift is currently Senior Vice President and General Manager, Medical Products).

Mr. Swift’s employment agreement provides that, in the event that the Company terminates his employment without legal grounds for which an employer is entitled to dismiss an employee without notice or compensation in lieu of notice, he will be entitled to the following termination package: (i) a lump sum payment equal to his then current annual base salary, (ii) a lump sum payment in lieu of incentive payment equal to his average earned incentive payment over the previous three years or such shorter period if the period of employment is shorter than three years, and (iii) an amount equivalent to the Company’s one-year cost of his current life, health and dental insurance coverage. In addition, Mr. Swift will have a period of six months following the date of termination to exercise all stock options that vested up to the end of such exercise period.

Stanley Swirhun

On May 31, 2005, the Company entered into an employment agreement with Mr. Stanley Swirhun with respect to his employment as Senior Vice President and General Manager, Optical Products.

Mr. Swirhun’s employment agreement provides that, in the event that the Company terminates his employment without legal grounds for which an employer is entitled to dismiss an employee without notice or compensation in lieu of notice, he will be entitled to the following termination package: (i) a lump sum payment equal to his then current annual base salary, (ii) a lump sum payment in lieu of incentive payment equal to his average earned incentive payment over the previous three years or such shorter period if the period of employment is shorter than three years, and (iii) an amount equivalent to the Company’s one-year cost of his current life, health and dental insurance coverage. In addition, Mr. Swirhun will have a period of six months following the date of termination to exercise all stock options that vested up to the end of such exercise period.

The following table outlines estimated incremental payments to the Named Executive Officers (excluding Kirk Mandy, who was succeeded by Gary Tanner as President and Chief Executive Officer of the Company on May 24, 2011) in the case of a termination without cause, other than in the context of a change of control, as at March 25, 2011:

Name	Base Salary	Annual Incentive	Benefits	Total
Gary Tanner (up to May 24/11)	$300,000	$150,000	$21,308	$471,308
Gary Tanner (as of May 25/11)	$450,000	$100,667	$21,308	$571,975
André Levasseur	$269,247	$134,624	$6,431	$410,302
Stephen Swift	$300,000	$41,833	$21,308	$363,141
Stanley Swirhun	$300,000	$69,583	$21,308	$390,891

Change of Control Policy

On May 24, 2011, the Board of Directors adopted a change of control policy (the “Change of Control Policy”) for executive officers designated by the Board of Directors upon the recommendation of the Compensation and Human Resources Committee (the “Eligible Officers”). Each of the Named Executive Officers other than Kirk Mandy is presently an Eligible Officer. The Change of Control Policy which is described below provides for termination benefits of the Named Executive Officers in the context of a change of control under the Change of Control Policy in lieu of the termination benefits described above.

The Change of Control Policy is designed to (i) retain the Eligible Officers through periods of potential uncertainty, (ii) enhance the value of the Company and preserve value for shareholders, (iii) preserve the neutrality of Eligible Officers in negotiating and executing a potential change of control transaction, (iv) ensure that the focus of the Eligible Officers is in the best interests of the Company, and (v) provide certain arrangements for Eligible Officers whose employment is terminated following a change of control.

A “change of control” under the Change of Control Policy occurs when: (i) another third party (a “Buyer”) acquires securities of the Company representing 50% or more of the then issued and outstanding voting securities of the Company; (ii) the Company or its shareholders take any action that results in a change of 50% or more of the directors on the Board of Directors (other than changes to the composition of the Board of Directors that occur as a result of retirements or resignations of board members in the ordinary course); (iii) the sale, assignment or other transfer of all or substantially all of the assets of the Company to a Buyer; (iv) the dissolution or liquidation of the Company, (v) the occurrence of a transaction requiring approval of the Company’s shareholders whereby the Company is acquired by a Buyer through consolidation, merger, exchange of securities, purchase of assets, amalgamation, statutory arrangement or otherwise by any other person; or (vi) the Board of Directors passes a resolution to the effect that an event set forth in (i), (ii), (iii) or (iv) or (v) above has occurred.

Payments and benefits are only provided under the policy if both:

(i)	a change of control occurs, and

(ii)
(a) prior to the change of control the Eligible Officer that was employed on the date of such change of control had his employment terminated by the Company in anticipation of a change of control or at the instance of a Buyer; or (b) within 24 months of the change of control, an Eligible Officer that was employed on the date of such change of control terminates his own employment for good reason (as defined in the Change of Control Policy) or has his employment terminated by the Company for reasons other than for cause, disability or death (a “qualifying termination”).

If the trigger events occur, the Eligible Officer will be entitled to:

•	A lump sum in an amount equal to 24 months of his annual base salary;

•
A lump sum in an amount equal to two times his average bonus earned over the previous three completed fiscal years (or any lesser number of fiscal years he has been employed by the Company as an executive officer);

•	Continued coverage under the Company’s benefit plans in place for him for a period of 24 months or a lump sum equivalent in the case of United States residents.

In contemplation of a change of control, the Board of Directors may, in its discretion, accelerate (i) all stock options of the Eligible Officer granted under the Option Plan such that the unvested options become vested upon (or prior to) the completion of the transaction resulting in the change of control and grant the Eligible Officer the right to exercise any such options for the shorter period of the remaining term of such stock options and 24 months from the date of the change of control; and (ii) all units outstanding under the MTCIP in accordance with its provisions such that the units shall become vested upon (or prior to) the completion of the transaction resulting in the change of control.

The following table outlines estimated incremental payments as of March 25, 2011 to each Named Executive Officers (excluding Kirk Mandy, who was succeeded by Gary Tanner as President and Chief Executive Officer of the Company on May 24, 2011) if both trigger events occur in respect of such Named Executive Officer:

Name	Base Salary	Annual Incentive	Benefits	Accelerated Stock Options(1)	Accelerated MTCIP Units(2)	Total
Gary Tanner	$900,000	$201,333	$42,616	$297,390	$68,301	$1,509,640
André Levasseur	$538,494	$183,634	$12,862	$305,546	$68,301	$1,108,837
Stephen Swift	$600,000	$83,667	$42,616	$300,265	$68,301	$1,094,849
Stanley Swirhun	$600,000	$139,167	$42,616	$300,265	$68,301	$1,150,349

(1) The value of the accelerated options is calculated using the closing price of the Common Shares on the TSX on March 25, 2011, less the exercise price.

(2) The value of the accelerated MTCIP Units is calculated using the closing price of the Common Shares on the TSX on March 25, 2011.

COMPENSATION OF DIRECTORS

The Company’s director compensation program is designed to (i) attract and retain the most qualified people to serve on the Company’s Board of Directors and its committees, (ii) align the interests of the directors with the interests of the Shareholders, and; (iii) provide appropriate compensation for the risks and responsibilities related to being an effective director.

The table below reflects in detail the total compensation earned by non-employee directors during Fiscal 2011.

Name	Fees earned ($)	Share-based awards(1) ($)	Option-based awards ($)	Non-equity incentive plan compensation ($)	Pension value ($)	All other compensation ($)	Total ($)
Dr. Adam Chowaniec	$85,670	$34,953	Nil	Nil	Nil	Nil	$120,623
Oleg Khaykin	$48,220	$29,960	Nil	Nil	Nil	Nil	$78,180
Hubert T. Lacroix	$64,619	$29,960	Nil	Nil	Nil	Nil	$94,579
J. Spencer Lanthier	$0	$75,358	Nil	Nil	Nil	Nil	$75,358
Jules M. Meunier	$7,588	$67,455	Nil	Nil	Nil	Nil	$75,043
Dennis Roberson	$46,996	$29,960	Nil	Nil	Nil	Nil	$76,956

 (1)   Units held under the DSU Plan are valued based on the value of the Common Shares at the date of the grant. Two Directors elected to have annual and meeting fees paid in DSU units. The number of units are calculated by dividing the fees by the greater of the volume weighted average trading price of common shares on the TSX for the five trading days preceding the 15th of the month following the quarter-end for which the fees are owing or the closing share price on the last trading day before the 15th.

Upon the advice of Hay Compensation Consultants, consultants to the Company on behalf of the Nominating and Corporate Governance Committee, the Board increased the annual stipend payable to directors beginning in the fourth quarter of Fiscal 2010.  The fee structure for Directors for Fiscal 2011 was as follows:

Retainers (CAD)
Non-Executive Chair of the Board	$60,000
Board Member	$20,000
Audit Committee Chair – Additional Retainer	$15,000
Compensation & Human Resources Development Committee Chair – Additional Retainer	$6,000
Corporate Governance & Nominating Committee Chair – Additional Retainer	$3,000

Meeting Fees (CAD)
Board Meeting (in person)	$2,000
Committee Meeting (in person)	$2,000
Payment for each day spent on the affairs of the Company	$2,000
Board Meeting (telephone)	$1,250
Committee Meeting (telephone)	$1,250

In Fiscal 2010, the Company introduced a deferred share unit plan (“DSU Plan”) for non-employee directors. The goal of the DSU Plan is to allow non-employee directors to participate in the long-term success of the Company and to align the interests of the non-employee directors with those of the shareholders.

Pursuant to the DSU Plan, participants can elect to receive all or a specified percentage of their compensation as a director in the form of deferred share units (“DSUs”), each DSU equivalent in value to the volume weighted average trading price of a Common Share on the TSX in the five trading days immediately preceding the date such director compensation is due. The Board of Directors may also grant discretionary DSUs to participants.

A participant receives payment in cash for his or her DSUs (valued on the same basis as at the time of grant) when he or she ceases to serve as a director. If the Company declares a dividend on Common Shares while the DSU’s are outstanding, a participant’s account will be credited with dividend equivalents in the form of additional DSUs as of each dividend payment date.

The DSU Plan contemplates an annual grant of DSUs at the same time as the annual grant of stock options to executives and employees pursuant to the Option Plan. See “Long-Term Incentive Plans – Stock Option Plan” above. In Fiscal 2011, directors received DSUs but no stock options.

The DSUs granted pursuant to the DSU Plan do not entitle the participant to exercise voting rights or any other rights attaching to the ownership of Common Shares.

The following table sets forth details of options to purchase Common Shares and DSUs granted to non-employee directors which were outstanding at the end of Fiscal 2011.

Name	Option-based Awards (CDN$ Exercise Price)				Share-based Awards
	Number of securities underlying unexercised options (#)	Option exercise price CDN($)	Option expiration date	Value of unexercised in-the-money options CDN ($)	Issue Date	Number of DSU units (#)	Market or payout value of DSU units USD ($) (1)
Dr. Adam Chowaniec	20,000	$2.47	2/19/2013	Nil
	20,000	$0.86	2/15/2014	$26,400
	20,000	$0.28	2/10/2015	$38,000
	Nil	N/A	N/A	N/A	2/9/2010	17,500	$37,275
	Nil	N/A	N/A	N/A	2/8/2011	17,500	$37,275
Hubert T. Lacroix	20,000	$2.51	01/27/2012	Nil
	20,000	$2.49	02/06/2013	Nil
	20,000	$0.86	02/15/2014	$26,400
	Nil	N/A	N/A	N/A	2/9/2010	15,000	$31,950
	Nil	N/A	N/A	N/A	2/8/2011	15,000	$31,950
J. Spencer Lanthier	20,000	$2.51	01/27/2012	Nil
	20,000	$2.49	02/06/2013	Nil
	20,000	$0.86	02/15/2014	$26,400
	20,000	$0.28	2/10/2015	$38,000
	Nil	N/A	N/A	N/A	2/9/2010	15,000	$31,950
	Nil	N/A	N/A	N/A	4/15/2010	8,032	$17,108
	Nil	N/A	N/A	N/A	7/15/2010	8,516	$18,139
	Nil	N/A	N/A	N/A	10/18/2010	3,892	$8,290
	Nil	N/A	N/A	N/A	1/18/2011	4,557	$9,706
	Nil	N/A	N/A	N/A	2/8/2011	15,000	$31,950
Jules M. Meunier	20,000	$2.51	01/27/2012	Nil
	20,000	$2.49	02/06/2013	Nil
	20,000	$0.86	02/15/2014	$26,400
	20,000	$0.28	2/10/2015	$38,000
	Nil	N/A	N/A	N/A	2/9/2010	15,000	$31,950
	Nil	N/A	N/A	N/A	4/15/2010	7,458	$15,886
	Nil	N/A	N/A	N/A	7/15/2010	7,143	$15,215
	Nil	N/A	N/A	N/A	10/18/2010	5,896	$12,558
	Nil	N/A	N/A	N/A	2/8/2011	15,000	$31,950

	Number of securities underlying unexercised options (#)	Option exercise price USD($)	Option expiration date	Value of unexercised in-the-money options USD ($)	Issue Date	Number of DSU units (#)	Market or payout value of DSU units USD ($)
Oleg Khaykin	20,000	$1.16	11/12/2013	$19,400
	20,000	$0.85	2/15/2014	$25,600
	20,000	$0.23	2/10/2015	$38,000
	Nil	N/A	N/A	N/A	2/9/2010	15,000	$31,950
	Nil	N/A	N/A	N/A	2/8/2011	15,000	$31,950
Dennis Roberson	20,000	$2.18	1/27/2012	Nil
	20,000	$2.11	2/6/2013	$400
	20,000	$0.85	2/15/2014	$25,600
	20,000	$0.23	2/10/2015	$38,000
	Nil	N/A	N/A	N/A	2/9/2010	15,000	$31,950
	Nil	N/A	N/A	N/A	2/8/2011	15,000	$31,950

(1) The value of the DSU units is based on the value of the Common Shares on March 25, 2011.

The following table summarizes, for each of the non-employee directors, the value of options vested during Fiscal 2011 and the value of any other non-equity incentive plan compensation earned during Fiscal 2011.

Name	Option-based Awards – Value vested during Fiscal 2011 USD($) (1)	Share-based Awards – Value vested during Fiscal 2011 USD($)	Non-equity incentive plan compensation – Value earned during Fiscal 2011 USD($)
Dr. Adam Chowaniec	$14,423	$37,275	Nil
Oleg Khaykin	$19,193	$31,950	Nil
Hubert T. Lacroix	$5,867	$31,950	Nil
J. Spencer Lanthier	$14,423	$85,194	Nil
Jules M. Meunier	$14,423	$75,609	Nil
Dennis Roberson	$14,824	$31,950	Nil

(1) Valued according to the Black-Scholes-Merton option pricing model.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of March 25, 2011 about the Common Shares that may be issued upon exercise of options, warrants and rights under all of the Company’s equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by securityholders(1)	9,681,049	$1.37	3,630,287
Equity compensation plans not approved by securityholders	N/A	N/A	N/A
Total	9,681,049	$1.37	3,630,287

(1)
For more information regarding the Option Plan, please refer to the section “Executive Compensation – “1991 Stock Option Plan for Key Employees and Non-Employee Directors” and “Procedure for Amending the Option Plan”.

INDEBTEDNESS OF DIRECTORS, EXECUTIVE OFFICERS AND SENIOR OFFICERS

Neither as of June 3, 2011, nor at any time during Fiscal 2011, was any executive officer, director, employee or former executive officer, director or employee of the Company indebted to the Company (other than routine indebtedness). Furthermore, the Company has not provided any guarantee, support agreement, letter of credit or other similar arrangement or understanding in respect of any indebtedness (other than routine indebtedness) of any such person to any other person or entity.

DIRECTORS’ AND OFFICERS’ LIABILITY INSURANCE

As at March 25, 2011, the Company had in force Directors’ and Officers’ Liability Insurance `policies in the amount of $30,000,000 for the benefit of the directors and officers of the Company and its subsidiaries. The total amount of the premiums paid by the Company for the policies in effect for Fiscal 2011 was $465,534. No portion of these premiums was paid by the directors and officers of the Company. The policies do not provide for a deductible for any loss in connection with a claim against a director or an officer. For claims brought against the Company, a deductible of $1,000,000 applies.

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

The Board of Directors and the Company’s management are committed to the highest standard of corporate governance, and the Company has had standards in place for many years. The Nominating and Corporate Governance Committee and the Board of Directors review the Company’s governance standards periodically and at least annually and revise them when necessary to respond to changing regulatory requirements and evolving best practices. The Company’s principal objective in directing and managing its business and affairs is to enhance shareholder value. The Company believes that effective corporate governance improves corporate performance and benefits all shareholders.

The Canadian Securities Administrators published on April 15, 2005 National Policy 58-201 – Corporate Governance Guidelines and National Instrument 58-101 – Disclosure of Corporate Governance Practices which prescribe corporate governance guidelines (the “Governance Guidelines”) and related detailed disclosure, which came into force on June 30, 2005.

The Board of Directors of the Company believes that the Company is fully compliant with the Governance Guidelines. The Company’s corporate governance practices are compared with the Governance Guidelines in the Statement of Corporate Governance Practices at Schedule A hereto.

As the Common Shares are registered in the United States, the Company is subject to certain provisions of the United States Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”) and the rules and regulations (“SEC Rules”) of the SEC.

The Governance Guidelines, which are not mandatory, recommend that a majority of the board be “independent”. Independence is defined under the Governance Guidelines to mean that the director has no relationship with the Company which could in the view of the Board of Directors be reasonably expected to interfere with the exercise of a member’s independent judgment. The Governance Guidelines deem certain relationships to be indicative of non-independence.

The Board of Directors has reviewed the Governance Guidelines and has individually considered their respective interests in and relationships with the Company. The Board of Directors has determined that, on a rigorous application of this definition, the Board is composed of six “independent” directors out of seven board members. The CEO of the Company, Gary Tanner, is the only director not considered to be an “independent” director.

The Board of Directors has approved a detailed set of internal corporate governance policies including mandates for the Board of Directors and its committees and a Code of Ethics and Business Conduct. These policies are described in detail in Statement of Corporate Governance Practices at Schedule A hereto and are available in their entirety at the Company’s website at www.zarlink.com.

The Board of Directors continues to monitor changes to corporate governance rules and best practices and to take appropriate action, including, where warranted, the adoption of voluntary policies and procedures.

AUDIT COMMITTEE DISCLOSURE

The Charter of the Audit Committee is attached as Schedule B hereto.

Mr. Hubert T. Lacroix is the Chairperson of the Audit Committee and J. Spencer Lanthier and Oleg Khaykin are its other current members. The Board of Directors has determined that all Audit Committee members are independent and financially literate within the meaning of National Instrument 52-110 – Audit Committees, and that Hubert T. Lacroix and J. Spencer Lanthier are audit committee financial experts within the meaning of the Sarbanes-Oxley Act and SEC Rules.

A brief summary of the education and experience of each member of the Audit Committee that is relevant to the performance of his responsibilities as a member of the Committee is set out below:

Hubert T. Lacroix has a BCL (1976) and a MBA (1981) from McGill University and has been a member of the Quebec Bar since 1977. Mr. Lacroix has been President and Chief Executive Officer of Canadian Broadcasting Corporation / Radio-Canada (“CBC”) since January 1, 2008. From February 1, 2000 to May 2, 2003, he served as Executive Chairman of the Board of Telemedia Corporation as well as Executive Chairman of the Board of Directors of its affiliated companies. Mr. Lacroix is Chairman of the Board of Fibrek Inc. and a member of its audit committee.

Mr. Lacroix has acquired a good understanding of the accounting principles used to prepare financial statements, in general, resulting from his legal practice specializing in business law and the positions held with CBC and Telemedia Corporation as well as the experience acquired as a member of audit committees for several public and private corporations over a period of nearly 20 years. This experience allows him to understand the accounting principles used by the Company in preparing its financial statements and to evaluate, in general, the application of accounting principles as they relate to the accounting of the Company’s estimates, accounts receivable, accounts payable and reserves. Moreover, he has an excellent understanding of the procedures regarding the disclosure of financial information.

J. Spencer Lanthier was the Chairman and Chief Executive Officer of KPMG Canada from 1993 to 1999 and Vice-Chairman from 1989 to 1993. He also served as a member of the KPMG International Executive Committee and Board. Mr. Lanthier was awarded his F.C.A. designation by the Institute of Chartered Accountants of Ontario in 1982 and served as a partner of KPMG Canada from 1972 until his retirement in 1999. He received the Award of Outstanding Merit from the Institute of Chartered Accountants of Ontario in 2001. Mr. Lanthier also serves as a director on the Board of Directors of TMX Group Inc.

As a result of his accounting background and active practice as a public accountant for over 27 years, Mr. Lanthier has developed a high level of financial expertise. Mr. Lanthier has experience in preparing, auditing, analyzing or evaluating financial statements that present a certain breadth and level of complexity of accounting issues and has actively supervised persons engaged in performing similar functions.

Oleg Khaykin has served as President and CEO of International Rectifier and Executive Vice President and Chief Operating Officer of Amkor Technology. In such capacities, Mr. Khaykin has acquired accounting and related financial management expertise and general financial literacy. Mr. Khaykin has also actively supervised persons engaged in preparing, auditing, analyzing or evaluating financial statements.

AUDIT AND OTHER FEES

The fees billed to the Company by its auditor, Deloitte & Touche, in Fiscal 2010 and Fiscal 2011 are summarized in the table below.

FEES	FISCAL 2011(2)	FISCAL 2010(3)
Audit services(1)	$1,008,427	$929,136
Audit-related services	$19,582	$78,703
Tax services	nil	nil
Non-audit services	$41,513	nil
Total Fees:	$1,069,341	$1,007,839

(1) These fees included fees for the audit of the consolidated financial statements and other services performed such as statutory audits and quarterly reviews.
(2) The fees were converted to United States dollars from Canadian dollars using the Fiscal 2011 average exchange rate of $0.97908.
(3) The fees were converted to United States dollars from Canadian dollars using the Fiscal 2010 average exchange rate of $0.90857.

Based on a review of these services and of the fees billed by Deloitte, the Audit Committee has concluded that Deloitte is independent with respect to the Company.

Representatives of Deloitte are expected to be present at the Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

PERFORMANCE GRAPH

The following graph compares the cumulative total shareholder return on CDN$100 invested in Common Shares with the cumulative total return of the S&P/TSX Composite Index for the five most recently completed fiscal years, assuming reinvestment of all dividends.

In general, the trend shown in the above graph for shareholder return has been reflected in the variable portion of the compensation paid to the Company’s NEOs over the five most recently completed fiscal years. There were payments made under the Zarlink Bonus Plan in Fiscal 2007 but none in Fiscal 2008 and 2009. In Fiscal 2010 the pool available for payment was 81% and in Fiscal 2011 the pool available for payment was 90% of the total target pool required to pay out at 100% achievement of the plan.

NORMAL COURSE ISSUER BIDS

On November 23, 2010, the Company announced that the TSX had accepted the Company’s Notice of Intention (the “Debenture Notice”) to recommence its Normal Course Issuer Bid (the “Debenture Bid”) with respect to its 6% convertible unsecured subordinated debentures (“Convertible Debentures”). In the Debenture Notice, the Corporation stated its intention to repurchase up to CDN$7,076,400 in aggregate principal amount of Convertible Debentures, representing approximately 10% of its public float of Convertible Debentures as of November 25, 2010. As of June 3, 2011, the Company had not repurchased any convertible debentures under the Debenture Bid. On June 3, 2011, the Company announced that the TSX had accepted Zarlink’s Notice of Intention (the “Common Share Notice”) to recommence its Normal Course Issuer Bid with respect to the Common Shares (the “Common Share Bid”). In the Common Share Notice, the Company stated its intention to repurchase at the prevailing market price at the time of acquisition, up to 11,803,556 Common Shares, representing approximately 10% of its public float of Common Shares as of May 31, 2011. The Company is permitted to repurchase shares pursuant to the Common Share Bid from June 7, 2011 to June 6, 2012. As of June 3, 2011, the Company repurchased and cancelled 1,241,300 Common Shares at a weighted average price per share of $1.92 under the current Normal Course Issuer Bid which will expire on June 6, 2011.

Securityholders can obtain a copy of the Debenture Notice or the Common Share Notice, without charge, by sending a notice to our Corporate Secretary, Renato Pontello, at 400 March Road, Ottawa, Ontario, K2K 3H4.

SHAREHOLDERS’ PROPOSALS

Proposals of holders of common shares intended to be presented at the next Annual Meeting must be received by the Company, c/o Renato Pontello, Secretary, Zarlink Semiconductor Inc., 400 March Road, Ottawa, Ontario, Canada K2K 3H4, no later than March 5, 2012 for inclusion in the Company’s Management Proxy Circular and form of proxy relating to that meeting. It is recommended that proposals be delivered to the Company by registered mail.

OTHER MATTERS

The information contained herein is given as June 3, 2011 unless otherwise stated. Management of the Company knows of no amendment of the matters referred to in the Notice of Meeting. However, if any amendment, variation or other business should properly be brought before the Meeting, the accompanying Form of Proxy confers discretionary authority upon the persons named therein to vote upon any amendment or variation of the matters referred to in such notice or on such other business in accordance with their best judgment.

ADDITIONAL INFORMATION

Financial information is provided in the Company’s annual audited financial statements and any interim financial statements submitted subsequent to the filing of the most recent annual financial statements and the Management’s Discussion and Analysis (“MD&A”) included in those statements. Copies of the Company’s financial statements and related MD&A are available upon request from the Company’s Corporate Secretary as well as on the Company’s website. Additional information relating to the Company is also available on SEDAR at www.sedar.com and on EDGAR at www.sec.gov.

DIRECTORS’ APPROVAL

The contents and sending of this Circular have been approved by the Board of Directors of the Company.

Dated this 3rd day of June, 2011.

Renato Pontello
Corporate Secretary
Ottawa, Ontario, Canada

SCHEDULE “A”

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

	Guidelines	Compliance	Description of Approach
1.	Board of Directors	Yes
(a)	Disclose the identity of directors who are independent.
The Board of Directors is composed of seven directors. The Governance Guidelines recommend that a majority of the board be “independent”. The Governance Guidelines define a director as independent if he or she has no direct or indirect relationship with the Company which could, in the view of the Board of Directors, be reasonably expected to interfere with the exercise of the director’s independent judgment. The Governance Guidelines deem certain relationships to be indicative of non-independence. The Board of Directors has determined that, on a rigorous application of this definition, the Board would be composed of six “independent” directors out of seven board members, namely Oleg Khaykin, Adam Chowaniec, Hubert T. Lacroix, J. Spencer Lanthier, Jules Meunier and Dennis A. Roberson.

(b)	Disclose the identity of directors who are not independent, and describe the basis for that determination.		The President and Chief Executive Officer of the Company, Gary Tanner, is the one director out of seven on the Board of Directors not considered to be an “independent” director.
(c)	Disclose whether or not a majority of the directors are independent.
In determining whether or not a director is independent, as that term is defined in the Governance Guidelines, the Board of Directors considers all relevant facts applicable to a director. Based on the foregoing and on the information provided by directors as to their individual circumstances (see “Election of Directors”), the Board has determined that six of the seven Board of Directors members are independent. See Item 1(a) above.

(d)	Disclose the names of directors who are directors of any other reporting issuer and the name of the reporting issuer.		This information is provided in each director’s biography under the heading “Election of Directors” of this Circular.

Guidelines	Compliance	Description of Approach
(e)
Disclose whether or not the independent directors hold regularly scheduled meetings at which non-independent directors and members of management are not in attendance. If the independent directors hold such meetings, disclose the number of meetings held since the beginning of the issuer’s most recently completed financial year.

The independent directors meet at regularly scheduled “executive sessions” without management. The Chairperson of the Board of Directors chairs the executive sessions; however, he may choose to defer to a Committee Chairperson when the subject matter of the meeting falls within the purview of a Board Committee. The independent directors, led by the Chairperson of the Board of Directors, determine the frequency, length and agenda for executive sessions. An executive session is scheduled immediately before or after a regular Board of Directors meeting at least quarterly each year. At least four executive sessions were held during the course of the last fiscal year.

(f)
Disclose whether or not the chair of the board is an independent director. If the board has a chair or lead director who is an independent director, disclose the identity of the independent chair or lead director, and describe his or her role and responsibilities.

The Chairperson of the Board of Directors, Dr. Adam Chowaniec, is an independent director and ensures that the Board of Directors can function independently of management. The Chairperson’s primary role includes ensuring that the Board of Directors functions properly, that it meets its obligations and responsibilities, that it fulfills its mandate and that its organization and mechanisms are in place and are working effectively. The Chairperson’s responsibilities are to ensure that the Board of Directors meets on a regular basis and at least quarterly without management present; in consultation with the CEO, to establish a calendar for holding meetings of and setting the agendas for the meetings of the Board of Directors and the Shareholders; to coordinate the schedule of meetings of the Board Committees with the Chairpersons of the Board Committees; to act as liaison and to maintain communication with all directors and Board Committee Chairpersons to optimize and co-ordinate input from directors, and to optimize effectiveness of the Board of Directors and Board Committees; to ensure that the Board of Directors receives adequate and regular updates from the President and CEO on all issues important to the welfare and future of the Company; and to meet periodically with the CEO and the Secretary to optimize his liaison function and to ensure efficient communication between management and the Board of Directors. A copy of the role description for the Chairperson of the Board of Directors can be found on the Company’s website at www.zarlink.com.

(g)	Disclose the attendance record of each director for all board meetings held since the beginning of the most recently completed financial year.
Each director’s attendance at Board of Directors meetings is disclosed under “Election of Directors” and each director’s attendance at Committee meetings is disclosed under “Election of Directors – Independence and Board Committees”.

2.	Board Mandate	Yes
	Disclose the text of the board’s written mandate.		The mandate of the Board of Directors is reproduced under Schedule C to this Circular and can also be found on the Company’s website at www.zarlink.com.
3.	Position Descriptions	Yes
(a)	Disclose whether or not the board has developed written position descriptions for the chair of the board and the chair of each board committee.
The Board of Directors has developed written position descriptions for the Chairperson of the Board of Directors (see item 1(f) above) as well as for each Committee Chair. A copy of the role description for the Chairperson of the Board and for the Committee Chairs can be found on the Company’s website at www.zarlink.com.

(b)	Disclose whether or not the board and CEO have developed a written position description for the CEO.
The Board of Directors has developed a written position description for the CEO under the name “Terms of Reference for the Chief Executive Officer” and can be found on the Company’s website at www.zarlink.com.

Guidelines	Compliance	Description of Approach
4.	Orientation and Continuing Education	Yes
(a)	Briefly describe what measures the board takes to orient new members regarding:
The Board of Directors considers that orienting and educating new directors is an important element of ensuring responsible corporate governance. In addition to having extensive discussions with the Chairperson of the Board of Directors and the President and CEO with respect to the business and operations of the Company, a new director receives a record of public and other information concerning the Company and prior minutes of recent meetings of the Board of Directors and applicable committees. The details of the orientation of each new director are tailored to that director’s individual needs and areas of interest.

(i) the role of the board, its committees and its directors, and
(ii) the nature and operation of the issuer’s business.
(b)	Briefly describe what measures, if any, the board takes to provide continuing education for its directors.
The Board of Directors is responsible for ensuring that an appropriate continuing education program is made available to all directors. Educational presentations are provided at the Board of Directors meetings from time to time. In addition, all directors receive from the CEO regular business updates and are provided with a copy of all CEO communications to employees.

5.	Ethical Business Conduct	Yes
(a)
Disclose whether or not the board has adopted a written code for its directors, officers and employees. If the board has adopted a written code:

(i) disclose how a person or company may obtain a copy of the code;

All of the Company’s employees (including the senior executives) are subject to a Code of Ethics and Business Conduct, a copy of which is available on the Company’s website at www.zarlink.com. The CEO, the CFO and the Corporate Controller of the Company must, in addition, meet the standards and requirements of the Supplementary Code of Ethics and Business Conduct, which can be found on the Company’s website at www.zarlink.com.

(ii) describe how the board monitors compliance with its code; and
Two direct email links posted on Zarlink’s website to the Audit Committee Chairperson and the Chairperson of the Board of Directors permit employees and third parties to communicate directly with the Board of Directors. The Audit Committee Chairperson is also copied directly on all ad hoc incident and monthly reports sent to the Company by ReportLine, a third party ethics line provider to which employees and third parties may complain or report.

(iii) provide a cross-reference to any material change report filed since the beginning of the issuer’s most recently completed financial year that pertains to any conduct of a director or executive officer that constitutes a departure from the code.

The Board of Directors has not granted any waiver to its Code of Ethics and Business Conduct.
(b)
Describe any other steps the Board takes to ensure directors exercise independent judgment in considering transactions and agreements in respect of which a director or executive officer has a material interest.

No material conflicts of interest were declared by a director or an officer in Fiscal 2011 except relating to the discussion and determination of compensation matters for the CEO. When there is a declaration of material conflict of interest, the declarant is asked to immediately leave the Board of Directors or Committee meeting for the duration of the discussion, and not participate in any decision, relating to the transaction or agreement in respect of which he or she has a material interest.

(c)	Describe any other steps the Board takes to encourage and promote a culture of ethical business conduct.
The Board of Directors requires employees to review annually the Company’s Code of Ethics and Business Conduct and to sign acknowledgements that the employees have read and understood the Code. The Board also requires the CEO, the CFO and the Corporate Controller of the Company to review annually the Supplementary Code of Ethics and Business Conduct and sign an acknowledgement that they have read and understood the Supplementary Code. The Board also provides direct email links to the Audit Committee Chairperson and Chairperson of the Board of Directors and provides an ethics reporting line hosted by a third party provider, ReportLine to ensure ease of communication directly to the Board of employee or third party complaints or reports relating to ethical business conduct.

Guidelines	Compliance	Description of Approach
6.	Nomination of Directors	Yes
(a)	Describe the process by which the board identifies new candidates for board nomination.
The Nominating and Corporate Governance Committee reviews and recommends the slate of directors nominees to be proposed annually for election by the shareholders, considering the size of the Board of Directors and the competencies and skills of proposed nominees, and annually reviews the composition of the Board of Directors and its committees to determine if the members meet the “independent” director criteria of the Governance Guidelines.
When considering a potential candidate, the Nominating and Corporate Governance Committee will take into consideration such factors as it deems appropriate, including the following:

• the appropriate size of the Board of Directors;

• the needs of the Company with respect to the particular talents and experience of its directors;

• the knowledge, skills and experience of nominees, including experience at the policy making level in technology, business, finance, administration or public service, in light of prevailing business conditions, the knowledge, skills and experience already possessed by other members of the Board of Directors and the highest professional and personal ethics and values;

• minimum individual qualifications, including strength of character, mature judgment, familiarity with the Company’s business and industry, independence of thought and an ability to work collegially;

• experience with accounting rules and practices;

• appreciation of the relationship of our business to the changing needs of society; and

• the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

The Nominating and Corporate Governance Committee will evaluate director candidates recommended by shareholders in light of the Committee’s criteria for the selection of new directors. Any shareholder recommendation of a director candidate should include the candidate’s name, biographical data and a detailed description of the candidate’s qualifications for membership on the Board of Directors, and should be sent to Zarlink Semiconductor Inc., 400 March Road, Ottawa, Ontario, Canada K2K 3H4, Attention: Corporate Secretary or can be communicated directly to the Chairperson of the Board of Directors by addressing an e-mail to boardchair@zarlink.com. Any shareholder recommendations must be submitted in sufficient time for an appropriate evaluation by the committee. However, if a shareholder wishes the recommendation of a potential candidate to constitute a proposal intended to be included in the Company’s next year circular, it must follow the procedure set forth under the heading “Shareholders’ Proposals” of this Circular.
The Nominating and Corporate Governance Committee will periodically assess the appropriate size of the Board of Directors, and whether any vacancies on the Board of Directors are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Committee will consider potential candidates for director who may come to its attention through current members of the Board of Directors, shareholders or other persons. The Company has in the past engaged search firms to help identify or evaluate or assist in identifying potential nominees. The candidates will be evaluated at meetings of the Nominating and Corporate Governance Committee, and may be considered at any point during the year.

(b)	Disclose whether or not the board has a nominating committee composed entirely of independent directors.
The Board of Directors has a nominating committee, the Nominating and Corporate Governance Committee, composed of three independent directors, namely Dr. Adam Chowaniec (Chairperson), Hubert T. Lacroix and J. Spencer Lanthier.

(c)	If the board has a nominating committee, describe the responsibilities, powers and operation of the nominating committee.
The mandate of the Nominating and Corporate Governance Committee is (i) to conduct the CEO candidate identification and appointment process; (ii) to conduct the director identification, evaluation, selection and performance assessment processes; and (iii) to take the leadership role in shaping corporate governance by establishing, amending and monitoring the corporate governance processes and practices of the Company, including an annual review that members of the Board of Directors and its committees meet the “independent” director criteria of the Governance Guidelines.
The Committee also has the mandate to review the compensation of directors to ensure that the compensation realistically reflects the responsibilities and risk involved in being an effective director. A copy of the mandate of the Nominating and Corporate Governance Committee can be found on the Company’s website at http://www.zarlink.com

Guidelines	Compliance	Description of Approach
7.	Compensation	Yes
(a)	Describe the process by which the board determines the compensation for the issuer’s directors and officers.
The process by which the Board determines the compensation for the Company’s directors and officers is outlined under “Executive Compensation – Compensation Discussion and Analysis” included in this Circular.

(b)	Disclose whether or not the board has a compensation committee composed entirely of independent directors.
The Board of Directors has a compensation committee, the Compensation and Human Resources Development Committee, composed of three independent directors, namely Jules Meunier (Chairperson), J. Spencer Lanthier and Dennis Roberson.

(c)	Describe the responsibilities, powers and operation of the compensation committee.		A copy of the mandate of the Compensation and Human Resources Development Committee can be found on the Company’s website at www.zarlink.com.
(d)
If a compensation consultant or advisor has, at any time since the beginning of the issuer’s most recently completed financial year, been retained to assist in determining compensation for any of the issuer’s directors and officers, disclose the identity of the consultant or advisor and briefly summarize the mandate for which they have been retained. If the consultant or advisor has been retained to perform any other work for the company, state that fact and briefly describe the nature of the work.

In 2011, the Hay Group Consultants (Toronto) was engaged to conduct a study with respect to the compensation of the President and Chief Executive Officer. In 2008, the Compensation Committee engaged the Hay Group Consultants (Toronto) to review against the Comparator Group of semiconductor companies the compensation of directors and executives as well as option grants to directors, executives and employees. In addition, in 2006, Hay Group was retained to assist management in the design and operation of a 360° evaluation process for executives.

8.	Other Board Committees	Yes
	If the board has standing committees other than the audit, compensation and nominating committees, identify the committees and describe their function.		The Board of Directors has no other standing committees.
9.	Assessments	Yes

Disclose whether or not the board, its committees and individual directors are regularly assessed with respect to their effectiveness and contribution. If assessments are regularly conducted, describe the process used for the assessments.

The Board has implemented and reviews, from time to time, a process to annually assess the effectiveness of the Board of Directors, the Board committees and individual directors. Annually, each director completes a questionnaire evaluating the performance of the Board of Directors generally. In addition, the Chairperson of the Board of Directors conducts one-on-one interviews with each director in order to obtain information regarding the effectiveness and performance of the Board of Directors, and of each member of the Board of Directors. The results of all assessments are discussed with the Board of Directors and form the basis of recommendations to the Board of Directors for change. The last full Board of Directors and director performance review was completed by the Board of Directors in December 2010.

SCHEDULE “B”

AUDIT COMMITTEE CHARTER

Appointment

The Audit Committee (the “Committee”) is a standing committee of the Board of Directors (the “Board”) hereby constituted with all the powers and duties conferred on it by the laws governing the Company and such powers and duties as may be conferred on it from time to time by resolution of the Board. The Board shall appoint at least three directors to serve on the Committee at the first meeting of the Board following each annual meeting of shareholders of the Company, to hold office, subject to paragraph 5 of the Qualifications, Powers and Procedures section, until the next annual shareholders’ meeting.

Mandate

The Board has given the Committee the following mandate:

The Committee shall be directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Company. Each such registered public accounting firm shall report directly to the Committee. The Committee shall establish approval guidelines for any non-audit related work to be undertaken by the independent auditors.

1.	The Committee’s purpose will be to assist the Board oversight of:

i.	The integrity of the Company’s financial statements;

ii.	The Company’s compliance with legal and regulatory requirements;

iii.	The independent auditors’ qualifications and independence;

iv.	The performance of the Company’s internal control self-assessment committee and independent auditors; and

v.	The process for monitoring compliance with laws and regulations and with the Code of Ethics and Business Conduct.

2.	The Committee shall:

i.
Review the significant accounting principles and management estimation processes incorporated in the Company’s financial statements, including any changes in the Company’s accounting principles or application thereof;

ii.	Review the results of assessments of the Company’s internal controls including disclosure controls and procedures, and the steps adopted to correct significant internal control deficiencies, if any;

iii.
Oversee the work of the independent auditors, including (a) resolving disagreements between management and the independent auditors with respect to financial reporting and (b) reviewing the planned scope and approach of the independent audit and the areas of significant emphasis and the measures taken by management to deal with significant internal control deficiencies, if any. The Committee shall discuss with the independent auditors any difficulties encountered in the course of the audit work and any restrictions on the scope of activities or access to requested information.

iv.
Review the analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements;

v.	Review the effect of regulatory and accounting initiatives as well as off-balance sheet structures, if any, on the financial statements of the Company;

vi.	Pre-approve earnings press releases as well as financial information and earnings guidance provided to analysts and rating agencies;

vii.	Obtain and review a report by the Company’s independent auditors describing:

a.
The independent auditing firm’s internal quality control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues;

b.
The results of the most recent SEC Peer Review and (when available) the practice inspection assessments conducted on behalf of the Public Accounting Oversight Board, and similar practice inspection assessments conducted on behalf of the Canadian Public Accountability Board; and

c.	All relationships between the Company and the independent auditor which would permit the Committee to assess the auditor’s independence;

viii.
Discuss the annual audited financial statements and unaudited quarterly financial statements with management and the independent auditors including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and review related press releases, before such information is publicly disclosed;

ix.
Ensure that adequate procedures are in place for review of the Company’s public disclosure of financial information extracted or derived from the Company’s financial statements (other than (viii) above) and periodically assess the adequacy of such procedures;

x.	Discuss policies with respect to risk assessment and risk management;

xi.	Meet separately, at least quarterly, with management, with the internal control self-assessment committee and with the independent auditors;

xii.	Review with the independent auditors any audit problems or difficulties and management’s response to them;

xiii.	Set clear hiring policies for employees, partners or former employees or partners of the independent auditors;

xiv.	Establish procedures for the receipt, retention, processing and treatment of complaints regarding accounting, internal accounting controls, or auditing matters;

xv.	Establish procedures for the confidential, anonymous submission by employees and third parties of concerns regarding questionable accounting or auditing practices;

xvi.
Inquire of the appropriate personnel of the Company and the independent auditors as to any deviation from the established Code of Ethics and Business Conduct and Supplementary Code of Ethics and Business Conduct for Designated Executives and periodically review the policies covering such Codes;

xvii.	Review and evaluate the qualifications and performance of the lead audit partner and other relevant personnel of the auditors;

xviii.
Report regularly to the Board any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors, or the performance of the internal control self-assessment committee;

xix.
Review and discuss with management and the independent auditor a) the annual audited financial statements, including disclosures made in management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in the Company’s Form 20-F and b) the Company’s quarterly financial statements prior to the filing of its Form 6-K, including the results of the independent auditor’s review of the quarterly financial statements;

xx.
Review and pre-approve all audit services and all permissible non-audit services to be performed by the independent auditors subject to the de minimis exception for non-audit services set forth in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934;

xxi.	Annually review the status of the Company’s environmental compliance program;

xxii.	Review and discuss with management and the independent auditors any related party transaction (as defined in the rules of the U.S. Securities and Exchange Commission (SEC);

xxiii.	Prepare the report of the Committee to be included in the annual proxy circular or statement;

xxiv.	Review, with the Company’s General Counsel, any legal matter that could have a significant impact on the Company’s financial statements.

Delineation of Responsibilities

Management is responsible for preparing the Company’s financial statements with all material disclosures such that they are complete, accurate and fairly present the information set forth in conformity with Generally Accepted Accounting Principles (GAAP) and all applicable rules and regulations. The independent auditor is responsible to provide an opinion, based on its audits, that the financial statements fairly present, in all material respects, the financial position of the Company, its results of operations and its cash flows in conformity with GAAP. The independent auditors report directly to the Audit Committee. The Audit Committee’s role is one of oversight in line with its mandate.

Qualifications, Powers and Procedures

1.
All members of the Committee shall be “independent” directors as defined by applicable U.S. and Canadian securities legislation, rules and policies. All members shall be financially literate and have relevant and practical business experience and competencies as determined by the Nominating and Corporate Governance Committee from time to time. At least one member shall be determined by the Board to be an audit committee “financial expert” as defined by applicable U.S. and Canadian securities legislation, rules and policies.

2.
Committee members shall not serve on three or more public company audit committees simultaneously unless the Board determines that such simultaneous service would not impair the ability of such member to effectively serve the shareholders’ and Company’s best interests. Any such determination shall be disclosed in the Company’s annual proxy circular and annual report on Form 20-F.

3.
Committee members are barred from accepting any consulting, advisory or other compensatory fee, directly or indirectly, from the Company or an affiliate of the Company, other than in the member’s capacity as a member of the Board and any Board committee. This prohibition precludes payments to a spouse, a minor child or stepchild or a child or stepchild sharing the home with the member, as well as payments accepted by an entity in which a Committee member is a partner, member, officer or principal or occupies a similar position and which provides accounting, consulting, legal, investment banking, financial or other advisory services or any similar services to the Company. A Committee member shall not be an affiliated person of the Company or any subsidiary of the Company.

4.	The Committee shall elect from its members a Chairperson. The Secretary shall be elected from its members, or shall be the Secretary, or the Assistant or Associate Secretary, of the Company.

5.	Any member of the Committee may be removed or replaced at any time by the Board. A member shall cease to be a member of the Committee upon ceasing to be a director of the Company.

6.	Meetings of the Committee shall be called by the Chairperson of the Committee and shall be held at least four times a year.

7.	The times and places where meetings of the Committee shall be held and the procedures at such meetings shall be as determined, from time to time, by the Committee.

8.
Notice of each meeting of the Committee shall be given to each member of the Committee. Subject to the following, notice of a meeting shall be given orally or by letter, telex, telegram, electronic mail, telephone facsimile transmission or telephone not less than 48 hours before the time fixed for the meeting. Notice of regular meetings need state only the day of the week or month, the place and the hour at which such meetings will be held and need not be given for each meeting. Members may waive notice of any meeting.

9.
The Committee may invite from time to time such person as it may see fit to attend its meeting and to take part in discussion and consideration of the affairs of the Committee. However, any such persons invited may not vote at any meeting of the Committee.

10.
A meeting of the Committee may be held by means of such telephonic, electronic or other communications facilities as permit all persons participating in the meeting to communicate adequately with each other during the meeting.

11.
The majority of the Committee shall constitute a quorum for the purposes of conducting the business of the Committee. Notwithstanding any vacancy on the Committee, a quorum may exercise all of the powers of the Committee.

12.
Any decision made by the Committee shall be determined by a majority vote of the Members of the Committee present. A member will be deemed to have consented to any resolution passed or action taken at a meeting of the Committee unless the member dissents.

13.	A record of the minutes of, and the attendance at, each meeting of the Committee shall be kept. The approved minutes of the Committee shall be circulated to the Board forthwith.

14.
The Committee shall report to the Board on all proceedings and deliberations of the Committee at the first subsequent meeting of the Board, and at such other times and in such manner as the Board or the By-laws of the Company may require or as the Committee in its discretion may consider advisable.

15.	The Committee shall review annually its Mandate and all Guidelines, Procedures, Policies or other documents used by it in fulfilling its responsibilities.

16.
The Committee shall assess performance of the Committee and each of its members on an annual basis in accordance with performance assessment guidelines provided by the Nominating and Corporate Governance Committee.

17.
In the performance of its duties and responsibilities, the Committee shall have access to any and all books and records of the Company necessary for the execution of the Committee’s obligations and may discuss with the officers and auditors of the Company such accounts, records, documents and other matters considered appropriate.

18.	The Committee may retain, at the Company expense, such outside legal, accounting or other consultants and advisors as it deems necessary from time to time to fulfill its duties and responsibilities.

SCHEDULE “C”

BOARD MANDATE

Appointment

Directors are elected annually by the shareholders of the Company and together with those appointed to fill vacancies or appointed as additional directors throughout the year, collectively constitute the Board of Directors (the “Board”) of the Company.

Mandate

The Board establishes the overall policies for the Company; monitors and evaluates the Company’s strategic direction, and retains plenary power for those functions not specifically delegated by it to its Committees or to management. Accordingly, in addition to the duties of directors of a Canadian corporation as prescribed by statute, the mandate of the Board is to supervise the management of the business and affairs of the Company with a view to evaluate, on an ongoing basis, whether the Company’s resources are being managed in a manner consistent with enhancing shareholder value, ethical considerations and corporate social responsibility. In order to better fulfill its mandate, the Board is responsible for, among other matters:

1.	Selecting the Chairperson for the Board of Directors annually or as otherwise required;

2.
Reviewing and approving, prior to the beginning of each fiscal year, the business plan, capital budget and financial goals of the Company as well as longer term strategic plans (taking into account the opportunities and risks of the business) prepared and elaborated by management and, throughout the year, monitoring the achievement of the objectives set;

3.	Reviewing and approving all regulatory filings such as the Annual Report, Proxy Circular, Annual Information Form and Reports on Form 20-F and 6-K;

4.
Ensuring that it is properly informed, on a timely basis, of all important issues (including environmental, cash management and business development issues) and developments involving the Company and its business environment;

5.	Identifying, with management, the principal risks of the Company’s business and the systems put in place to manage these risks as well as monitoring, on a regular basis, the adequacy of such systems;

6.	Ensuring proper succession planning, including appointing, training and monitoring senior executives;

7.
To the extent feasible, satisfying itself as to the integrity of the chief executive officer (the “CEO”) and other senior officers and that the CEO and other senior officers create a culture of integrity throughout the organization;

8.	Reviewing and ratifying the Compensation and Human Resources Development Committee’s assessment of the performance of the senior executives;

9.	Adopting and enforcing good corporate governance practices and processes;

10.	Ensuring proper communication with shareholders, customers and governments;

11.	Monitoring the efficiency and integrity of internal control and management information systems;

12.	Assessing annually the performance of the CEO, the Board, its committees and each of its directors;

13.	Recommending to shareholders, pursuant to the recommendation of the Audit Committee, the appointment of auditors and approving auditor compensation where authorized by shareholders;

14.	Developing, with the CEO, a position description for the CEO and developing and approving the corporate goals and objectives that the CEO must meet;

15.
Nominating or appointing directors, as appropriate, based on the advice of the Nominating and Corporate Governance Committee and considering the size of the Board and the competencies and skills of directors and proposed directors;

16.	Ensuring the new directors receive comprehensive orientation to the Board and that an appropriate continuing education program is made available to all directors;

17.	Ensuring that the compensation of directors realistically reflects the responsibilities and risk involved in being an effective director.

and has taken, when necessary, specific measures in respect of these items.

Long-term goals and strategies for the Company are developed as part of management’s annual strategic planning process with the Board, which also includes the preparation of a detailed one-year operating plan. Through this process, led by the President and Chief Executive Officer and senior management of the Company, the Board adopts the operating plan for the coming financial year and monitors senior management’s relative progress through a regular reporting and review process. The Board reviews on a quarterly basis the extent to which the Company has met the current year’s operating plan.

Consistent with the Board’s power to delegate management of the day-to-day operation of the Corporation’s business, the Board exercises business judgment in establishing and revising guidelines for authorization of expenditures or other corporate actions, and these have been periodically reviewed with management.

The current committee structure of the Corporation includes the following committees: Audit, Nominating and Corporate Governance, Executive and Compensation and Human Resources Development. The mandate of each standing committee is reviewed periodically by the Board with a view to delegating to committees the authority of the Board concerning specified matters appropriate to such committees. Such authorities are set forth in board resolutions or bylaws pertaining to the charters of board committees.

The Board has put policies in place to ensure effective, timely and non-selective communications between the Company, its stakeholders and the public. The Board, or the appropriate committee thereof, reviews the content of the Company’s major communications to shareholders and the investing public, including the quarterly and annual reports, and approves the proxy circular, the annual information form and any prospectuses that may be issued. The disclosed information is released through mailings to shareholders, news wire services, the general media and a home page on the internet.

Qualifications and Procedures

At least twenty-five percent of the directors shall be “resident Canadians” as defined by the Canada Business Corporations Act and a majority of the directors shall be “independent” as defined by applicable U.S. and Canadian securities legislation, rules and policies. The Board shall review and affirmatively determine the “independent” status of each director.

These percentages also apply to director attendance at any Board meetings.

The independent directors shall meet at regularly scheduled executive sessions at least quarterly without management present. If the Chairperson of the Board is an “independent” director, he/she will preside over the executive sessions of the Board. Otherwise, the independent directors shall designate and publicly disclose the name of the independent director who will preside at the executive sessions.

The Board may retain such outside consultants and advisors (at Company expense), as it deems necessary from time to time to fulfill its duties and responsibilities.

The Board’s operational procedures are set out in By-Law No. 16 of the Company as amended from time to time.